    As Filed with the Securities and Exchange Commission on March 21, 2002
                                                    Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               -----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                               -----------------
                      COMPUTER PROGRAMS AND SYSTEMS, INC.
            (Exact Name of Registrant as Specified in its Charter)
                               -----------------

         Delaware                    7389                   74-3032373
      (State or Other          (Primary Standard         (I.R.S. Employer
      Jurisdiction of      Industrial Classification  Identification Number)
     Incorporation or            Code Number)
       Organization)
                               6600 Wall Street
                             Mobile, Alabama 36695
                                (251) 639-8100
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                 DAVID A. DYE
                     President and Chief Executive Officer
                               6600 Wall Street
                             Mobile, Alabama 36695
                                (251) 639-8100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                               -----------------
                                  Copies to:
              GREGORY S. CURRAN, ESQ.           JOHN A. GOOD, ESQ.
           Maynard, Cooper & Gale, P.C.       Bass, Berry & Sims PLC
        1901 Sixth Avenue North, Suite 2400 100 Peabody Place, Suite 900
             Birmingham, Alabama 35203           Memphis, TN 38103
             (205) 254-1000 Telephone        (901) 543-5900 Telephone
             (205) 254-1999 Facsimile        (888) 543-4644 Facsimile

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                               -----------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                     Proposed Maximum  Proposed Maximum
        Title of Each Class of          Amount to be  Offering Price  Aggregate Offering    Amount of
      Securities to be Registered        Registered     Per Share        Price(1)(2)     Registration Fee
---------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share  3,450,000        $18.00         $62,100,000          $5,714
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

(1) Includes the dollar value of shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
                               -----------------
   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  Subject to Completion, Dated March   , 2002

PROSPECTUS

                               3,000,000 Shares


                                   [CPSI LOGO]


                      Computer Programs and Systems, Inc.

                                 Common Stock

                               -----------------

   This is the initial public offering of shares of our common stock. We are selling 1,200,000 shares, and the selling stockholders identified in this prospectus are selling 1,800,000 shares. We will not receive any proceeds from the sale of shares by the selling stockholders. We anticipate that the initial public offering price will be between $16.00 and $18.00 per share.

   No public market currently exists for our shares. We intend to apply to have our shares quoted on the Nasdaq National Market under the symbol "CPSI."

                               -----------------

    This investment involves risks. See "Risk Factors" beginning on page 6.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -----------------

                                                 Per Share Total
                                                 --------- -----
                Public offering price...........    $       $
                Underwriting discount...........    $       $
                Proceeds to CPSI................    $       $
                Proceeds to selling stockholders    $       $

   The underwriters may also purchase up to an additional 450,000 shares of our common stock from the selling stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus solely to cover over-allotments.

                               -----------------

Morgan Keegan & Company, Inc.                                     Raymond James


                                         , 2002

                               TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----
Prospectus Summary...................................................................   1
Risk Factors.........................................................................   6
Special Note Regarding Forward-Looking Statements....................................  13
Use of Proceeds......................................................................  13
Dividend Policy......................................................................  14
Capitalization.......................................................................  14
Dilution.............................................................................  15
Selected Financial Data..............................................................  16
Management's Discussion and Analysis of Financial Condition and Results of Operations  18
Business.............................................................................  25
Management...........................................................................  39
Certain Relationships and Related Party Transactions.................................  45
Principal and Selling Stockholders...................................................  45
Description of Capital Stock.........................................................  47
Shares Eligible for Future Sale......................................................  48
Underwriting.........................................................................  50
Legal Matters........................................................................  52
Experts..............................................................................  53
Change of Independent Auditors.......................................................  53
Where You Can Find More Information..................................................  53
Index to Financial Statements........................................................ F-1

                               -----------------

   You should rely only on the information contained in this prospectus. Neither we nor any underwriter has authorized any other person to provide you with different or additional information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

                              PROSPECTUS SUMMARY

   This summary highlights information found in more detail later in this prospectus. You should read the entire prospectus, including the risk factors and the financial statements and related notes, before deciding whether or not to invest in shares of our common stock.

Overview

   We are a healthcare information technology company that designs, develops, markets, installs and supports computerized information technology systems to meet the unique demands of small and midsize hospitals. Our target market includes acute care community hospitals with 300 or fewer beds and small specialty hospitals. We are a single-source vendor providing comprehensive software and hardware products, complemented by data conversion, complete installation and extensive support. Our fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. Our solution improves hospital operations and the quality of medical care delivered by our customers. In addition, we provide services that enable our customers to outsource certain data-related business processes which we can perform more efficiently. We believe our products and services enhance hospital performance in the critical areas of clinical quality, revenue cycle management, cost control and regulatory compliance. From our initial hospital installation in 1981, we have grown to serve more than 400 hospital customers across 45 states and the District of Columbia. In 2001, we generated revenues of $59.7 million from the sale of our products and services.

Industry Dynamics

   Healthcare is the largest industry in the United States. Notwithstanding its size and importance, this industry has historically underinvested in medical information technology. Consequently, hospitals often operate with non-integrated, complex, inefficient systems. These systems can adversely impact patient care and financial management. As a result, hospitals have an enhanced need for management tools that allow them to operate more efficiently, capture more reimbursement dollars and provide improved care to patients. We believe these dynamics are more pronounced among hospitals having 300 or fewer acute care beds.

   We believe healthcare providers, including hospitals having 300 or fewer acute care beds, are embracing information technology as a management tool. The current market for healthcare information technology and related services is estimated to be $22.7 billion annually and is expected to grow to more than $27.0 billion by 2003. We believe we offer a solution that positions us to take advantage of increased spending on healthcare information technology and sustain our revenue growth.

Our Solution

   We have tailored an information technology solution that effectively addresses the unique needs of small and midsize hospitals. Due to their smaller operating budgets, community hospitals have limited financial and human resources to operate manual or inefficient information systems. At the same time, they are expected to provide high quality healthcare on a cost effective basis.

   Our solution has been developed entirely by our people to meet the challenges of our community hospital customers. The CPSI system collects, processes, retains and reports data in the primary functional areas of a hospital, from patient care to clinical processing to administration and accounting. As a key element of our complete solution, we provide ongoing customer service through regular interaction with customers, customer user groups and extensive customer support. We also offer outsourcing services that allow customers to avoid some of the fixed costs of a business office. By remaining sensitive and responsive to the ever-changing needs of our customers and regularly updating our products to meet these needs, we believe we provide the best solution available to community hospitals at a price they can afford.

Strategy

   Our objective is to continue to grow as a leading provider of healthcare information technology systems and services to small and midsize hospitals. We intend to follow the same strategy that we have successfully pursued for over twenty years, the key elements of which are as follows:

   Deliver a Single-Source Solution. When a customer purchases the CPSI system, we provide everything necessary for the customer to implement and use that system. We deliver the application software, computer hardware, peripherals, forms and supplies used in the comprehensive information network. We also offer customers additional services such as business office outsourcing, electronic billing outsourcing and ISP services.

   Provide Enterprise-Wide, Fully Integrated Software Applications. We have developed all of our software products internally as part of our fully integrated system architecture. Our experience has taught us that using a fully integrated system across the primary functional areas of a hospital ensures compatibility among applications and avoids the pitfalls associated with interfacing disparate systems.

   Maintain Commitment to Customer Oriented Operating Philosophy. A key factor in our success has been our focus on customer service and support. We make available to our customers experienced support teams that can assist with any question or problem. We currently have a one to one support staff to customer ratio.

   Expand Presence in Target Market. We will continue to target small and midsize domestic hospitals with 300 or fewer acute care beds. We believe this market of approximately 4,200 acute care hospitals nationwide, plus the market of small specialty hospitals, has been traditionally overlooked and underserved by other healthcare technology companies. We will also continue to market additional software products to our existing customers who have not purchased our complete package of software applications.

   Emphasize Recurring Revenue Opportunities. In addition to revenues from new system installations, we are developing sources of recurring revenues. Currently, our principal source of recurring revenues is our support fees paid by existing customers. We also generate recurring revenues from outsourcing, ASP and ISP services.

Company Information

   We were incorporated in Alabama in 1979. We intend to reincorporate in Delaware prior to the completion of this offering. Unless otherwise noted, all information in this prospectus assumes that the reincorporation has been completed.

   Our principal offices are located at 6600 Wall Street, Mobile, Alabama 36695, and our telephone number is (251) 639-8100. We maintain a website at www.cpsinet.com. Note, however, that our website and the information contained therein is not a part of, nor otherwise incorporated into, this prospectus.

The Offering

Common stock offered by CPSI..........  1,200,000 shares

Common stock offered by the selling
  stockholders........................  1,800,000 shares

Common stock outstanding after the
  offering(1).........................  10,488,000 shares

Offering price........................  $       per share

Proposed Nasdaq National Market
  trading symbol......................  CPSI

Use of proceeds.......................  We will not receive any proceeds from the sale of shares by the selling
                                        stockholders. We will use the net
                                        proceeds we receive from our sale of
                                        shares to pay a distribution of
                                        previously-taxed S corporation earnings
                                        to our current stockholders, to repay
                                        existing debt and for general corporate
                                        purposes. See "Use of Proceeds."
--------

(1) The number of shares of common stock to be outstanding after the offering
    is based on 9,288,000 shares outstanding as of       , 2002, after giving
    effect to the conversion of each share of our common stock into 430 shares of common stock in connection with our reincorporation in Delaware, which will occur prior to the completion of this offering, and it excludes approximately 1,165,333 shares of our common stock reserved for issuance under our 2002 Stock Option Plan.

Summary Financial Data

   The tables below set forth summary financial data for the years ended December 31, 1997, 1998, 1999, 2000 and 2001 and as of December 31, 2001. The
data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our financial statements and related notes included elsewhere in this prospectus.

   For all periods presented, we operated as an S corporation and were not subject to federal and certain state income taxes. Upon completion of this offering, we will become subject to federal and certain state income taxes applicable to C corporations.

   Pro forma net income reflects the provision for income taxes that would have been recorded had we been a C corporation during the periods presented. Pro forma net income per share is based on the weighted average number of shares of common stock outstanding during the years 1997 through 2000, or 9,288,000 shares, plus an additional 397,135 shares for 2001, which is the estimated portion of the shares being offered that would be necessary to fund the distribution of accumulated S corporation earnings in excess of 2001 net income, through the date we become a C corporation. This number of shares has been computed assuming an initial public offering price of $17.00 per share. See Note 3 to our financial statements included elsewhere in this prospectus.

   Our pro forma balance sheet reflects the accrual of the S corporation distribution, estimated to be approximately $12.2 million as of December 31, 2001. It also reflects the deferred income tax assets that would have been recorded at that date had we elected to be taxed as a C corporation.

   Our pro forma as adjusted balance sheet reflects our sale of 1,200,000 shares of common stock in this offering at an assumed initial public offering price of $17.00 per share, after deducting the underwriting discount and our estimated offering expenses, and reflects the repayment of the note payable and the payment of the S corporation distribution.

                                                            Year ended December 31,
                                           --------------------------------------------------------
                                              1997       1998       1999        2000        2001
                                           ---------- ---------- ----------  ----------  ----------
                                              (in thousands except for share and per share data)
INCOME STATEMENT DATA:
Total sales revenues...................... $   24,121 $   32,150 $   50,530  $   49,222  $   59,666
Total costs of sales......................     13,841     19,311     29,895      31,487      36,242
                                           ---------- ---------- ----------  ----------  ----------
Gross profit..............................     10,280     12,839     20,635      17,735      23,424
Sales and marketing.......................      1,612      2,872      4,650       4,477       5,105
General and administrative................      4,306      4,819      7,244       8,603       9,843
                                           ---------- ---------- ----------  ----------  ----------
Operating income..........................      4,362      5,148      8,741       4,655       8,476
Other income..............................        117        161        228         305         280
Interest expense..........................         --         --        (32)        (69)        (76)
                                           ---------- ---------- ----------  ----------  ----------
Net income................................ $    4,479 $    5,309 $    8,937  $    4,891  $    8,680
                                           ========== ========== ==========  ==========  ==========
Net income per share--basic and diluted... $     0.48 $     0.57 $     0.96  $     0.53  $     0.93
                                           ========== ========== ==========  ==========  ==========
Weighted average shares outstanding--basic
  and diluted.............................  9,288,000  9,288,000  9,288,000   9,288,000   9,288,000
                                           ========== ========== ==========  ==========  ==========

                                                                         Year ended December 31,
                                                            --------------------------------------------------
                                                               1997      1998       1999       2000       2001
                                                             -------    ------     ------     ------     ------
                                                            (in thousands except for share and per share data)
Pro forma information:
 Net income as reported.................................... $ 4,479    $5,309     $8,937     $4,891     $8,680
 Pro forma income taxes....................................   1,677     1,982      3,324      1,826      3,231
                                                            -------    ------     ------     ------     ------
 Pro forma net income...................................... $ 2,802    $3,327     $5,613     $3,065     $5,449
                                                            -------    ------     ------     ------     ------
 Pro forma net income per share--basic and diluted
   (based on 9,288,000 weighted average shares)............ $  0.30    $ 0.36     $ 0.60     $ 0.33     $ 0.59
                                                            =======    ======     ======     ======     ======
 Pro forma net income per share--basic and diluted
   (based on 9,685,135 weighted average shares and
   reflecting the S corporation distribution--see Note 3 to
   financial statements)...................................                                             $ 0.56
                                                                                                         ======

                                                                                            As of December 31, 2001
                                                                                         -----------------------------
                                                                                                            Pro forma
                                                                                         Actual  Pro forma as adjusted
                                                                                         ------- --------- -----------
                                                                                                (in thousands)
BALANCE SHEET DATA:
Cash and cash equivalents............................................................... $ 2,019  $ 2,019    $ 4,974
Total assets............................................................................  17,251   18,264     21,220
Total current liabilities...............................................................   6,551   18,751      6,465
Note payable............................................................................     664      664         --
Total stockholders' equity (deficit)....................................................  10,036   (1,151)    14,754

                                 RISK FACTORS

   You should carefully consider the following risk factors before you decide to buy our common stock. You should also consider all of the other information in this prospectus. We are subject to other risks and uncertainties not presently known to us. If any of the risks described below or any unknown risk actually occurs, our business, financial condition, operating results and cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose part or all of your investment.

                  Risks Related to Our Business and Industry

A decline in spending for information technology and services by our current and prospective customers may result in less demand for our products, lower prices and a lower revenue growth rate.

   The purchase of our information system involves a significant financial commitment by our customers. At the same time, the healthcare industry faces significant financial pressures which could adversely affect overall spending on healthcare information technology and services. For example, the Balanced Budget Act of 1997 has significantly reduced Medicare reimbursements to hospitals, leaving them less money to invest in infrastructure. Moreover, a general economic decline could cause hospitals to reduce or eliminate information technology related spending. To the extent spending for healthcare information technology and services declines or increases slower than we anticipate, demand for our products and services, as well as the prices we charge, could be adversely affected. Accordingly, we cannot assure you that we will be able to increase or maintain our revenues or our growth rate.

There is a limited number of hospitals in our target market. Continued consolidation in the healthcare industry could result in the loss of existing customers, a reduction in our potential customer base and downward pressure on our products' prices.

   There is a finite number of small and midsize hospitals with 300 or fewer acute care beds. Saturation of this market with our products or our competitors' products could eventually limit our revenues and growth. Furthermore, many healthcare providers have consolidated to create larger healthcare delivery enterprises with greater market power. If this consolidation continues, we could lose existing customers and could experience a decrease in the number of potential purchasers of our products and services. The loss of existing and potential customers due to industry consolidation could cause our revenue growth rate to decline. In addition, larger, consolidated enterprises could have greater bargaining power, which may lead to downward pressure on the prices for our products and services.

We may experience fluctuations in quarterly financial performance that could adversely impact our operating results and stock price.

   There is no assurance that consistent quarterly growth in our business will continue. Our quarterly revenue may fluctuate and may be difficult to forecast for a variety of reasons. For example, prospective customers often take significant time evaluating our system and related services before making a purchase decision. Moreover, a prospective customer who has placed an order for our system could decide to cancel that order or postpone installation of the ordered system. If a prospective customer delays or cancels a scheduled system installation during any quarter, we may not be able to schedule a substitute system installation during that quarter. The amount of revenue that would have been generated from that installation will be postponed or lost. The possibility of delays or cancellations of scheduled system installations could cause our quarterly revenues to fluctuate.

   The following factors may also affect demand for our products and services and cause our quarterly financial performance to fluctuate:

  .  changes in customer budgets and purchasing priorities;

  .  overall demand for healthcare information technology;

  . market acceptance of new products, product enhancements and services from us and our competitors;

  .  product and price competition;

  . delay of revenue recognition to future quarters due to an increase in the sale of our remote access ASP services; and

  . fluctuations in general, political, economic and financial market conditions.

   Variations in our quarterly revenues may adversely affect our operating results. In each fiscal quarter, our expense levels, operating costs and hiring plans are based on projections of future revenues and are relatively fixed. If our actual revenues fall below expectations, our earnings will also likely fail to meet expectations. If we fail to meet the revenue or earnings expectations of securities analysts and investors, the price of our common stock will likely decrease.

We operate in an intensely competitive market that includes companies that have greater financial, technical and marketing resources than we have.

   Our principal competitors are Medical Information Technology, Inc., or "Meditech," and Healthcare Management Systems, Inc., or "HMS." Meditech and HMS compete with us directly in our target market of small and midsize hospitals. These companies offer products and services that are comparable to our system and are designed to address the needs of community hospitals.

   Our secondary competitors include McKesson Corporation, Quadramed Corp., Cerner Corporation and Siemens Corporation. These companies are significantly larger than we are, and typically sell their products and services to larger hospitals outside of our target market. However, they sometimes compete directly with us. We also face competition from providers of practice management systems, general decision support and database systems and other segment-specific applications, as well as from healthcare technology consultants. Any of these companies as well as other technology or healthcare companies could decide at any time to specifically target hospitals within our target market.

   A number of existing and potential competitors are more established than we are and have greater name recognition and financial, technical and marketing resources. Products of our competitors may have better performance, lower prices and broader market acceptance than our products. We expect increased competition that could cause us to lose customers, lower our prices to remain competitive and experience lower revenues and profit margins.

Our failure to develop new products or enhance current products in response to market demands could adversely impact our competitive position and require substantial capital resources to correct.

   The needs of hospitals in our target market are subject to rapid change due to government regulation, trends in clinical care practices and technological advancements. As a result of these changes, our products may quickly become obsolete or less competitive. New product introductions and enhancements by our competitors that more effectively or timely respond to changing industry needs may weaken our competitive position.

   We continually redesign and enhance our products to incorporate new technologies and adapt our products to ever-changing hardware and software platforms. Often we face difficult choices regarding which new technologies to adopt. If we fail to anticipate or respond adequately to technological advancements, or experience significant delays in product development or introduction, our competitive position could be negatively affected. Moreover, our failure to offer products acceptable to our target market could require us to make significant capital investments and incur higher operating costs to redesign our products, which could negatively affect our financial condition and operating results.

Potential regulation of our products as medical devices by the U.S. Food and Drug Administration could increase our costs, delay the introduction of new products and slow our revenue growth.

   The U.S. Food and Drug Administration, or the "FDA," is likely to become more active in regulating the use of computer software for clinical purposes. The FDA has increasingly regulated computer products and computer-assisted products as medical devices under the federal Food, Drug and Cosmetic Act. If the FDA regulates any of our products as medical devices, we would likely be required to, among other things:

  . seek FDA clearance by demonstrating that our product is substantially equivalent to a device already legally marketed, or obtain FDA approval by establishing the safety and effectiveness of our product;

  . comply with rigorous regulations governing pre-clinical and clinical testing, manufacture, distribution, labeling and promotion of medical devices; and

  . comply with the Food, Drug and Cosmetic Act's general controls, including establishment registration, device listing, compliance with good manufacturing practices and reporting of specified device malfunctions and other adverse device events.

   We anticipate that some of our products currently in development will be subject to FDA regulation. If any of our products fail to comply with FDA requirements, we could face FDA refusal to grant pre-market clearance or approval of products; withdrawal of existing clearances and approvals; fines, injunctions or civil penalties; recalls or product corrections; production suspensions; and criminal prosecution. FDA regulation of our products could increase our operating costs, delay or prevent the marketing of new or existing products and adversely affect our revenue growth.

Governmental regulations relating to patient confidentiality and other matters could increase our costs.

   State and federal laws regulate the confidentiality of patient records and the circumstances under which those records may be released. These regulations may require the users of such information to implement security measures. Regulations governing electronic health data transmissions are also evolving rapidly, and they are often unclear and difficult to apply.

   The Health Insurance Portability and Accountability Act of 1996, or "HIPAA," requires, among other things, the Secretary of Health and Human Services, or HHS, to adopt national standards to ensure the integrity and confidentiality of health information. In December 2000, HHS published its final health data privacy regulations. Our customers must fully comply with these regulations by April 2003. These regulations restrict the use and disclosure of personally identifiable health information without the prior informed consent of the patient. In addition, HHS has also issued final regulations establishing national standards for some healthcare-related electronic transactions and uniform code sets to be used in those transactions. Our customers must comply with these regulations by October 2002, but may obtain a one-year extension for compliance by filing a plan with HHS that explains the steps the organization will take to comply by the extended deadline. Final rules have not yet been issued with respect to other aspects of HIPAA. For example, HHS has issued proposed rules with respect to information security that would require healthcare providers to implement organizational practices to protect the security of electronically maintained or transmitted health-related information, such as the use of electronic signatures and single sign-on access to information. Furthermore, HHS has not yet issued proposed rules on the topic of unique health identifiers. We cannot predict the potential impact of proposed rules and rules that have not yet been proposed. In addition to HIPAA, other federal and/or state privacy legislation may be enacted at any time.

   In our support agreements with our customers, we agree to update our software applications to comply with applicable federal and state laws. While we believe we have developed products that will comply with current HIPAA and other regulatory requirements, new laws, regulations and interpretations could force us to further redesign our products. Any such product redesign could consume significant capital, research and development and other resources, which could significantly increase our operating costs.

Our products assist clinical decision-making and related care by capturing, maintaining and reporting relevant patient data. If our products fail to provide accurate and timely information, our customers could assert claims against us that could result in substantial cost to us, harm our reputation in the industry and cause demand for our products to decline.

   We provide products that assist clinical decision-making and related care by capturing, maintaining and reporting relevant patient data. Our products could fail or produce inaccurate results due to a variety of reasons, including mechanical error, product flaws, faulty installation and/or human error during the initial data conversion. If our products fail to provide accurate and timely information, customers and/or patients could sue us to hold us responsible for losses they incur from these errors. These lawsuits, regardless of merit or outcome, could result in substantial cost to us, divert management's attention from operations and decrease market acceptance of our products. We attempt to limit by contract our liability for damages arising from negligence, errors or mistakes. Despite this precaution, such contract provisions may not be enforceable or may not otherwise protect us from liability for damages. We maintain general liability insurance coverage, including coverage for errors or omissions. However, this coverage may not be sufficient to cover one or more large claims against us or otherwise continue to be available on terms acceptable to us. In addition, the insurer could disclaim coverage as to any future claim.

Breaches of security in our system could result in customer claims against us and harm to our reputation causing us to incur expenses and/or lose customers.

   We have included security features in our system that are intended to protect the privacy and integrity of patient data. Despite the existence of these security features, our system may experience break-ins and similar disruptive problems that could jeopardize the security of information stored in and transmitted through the computer networks of our customers. Because of the sensitivity of medical information, customers could sue us for breaches of security involving our system. Also, actual or perceived security breaches in our system could harm the market perception of our products which could cause us to lose existing and prospective customers.

New products that we introduce or enhancements to our existing products may contain undetected errors or problems which could affect customer satisfaction and cause a decrease in revenues.

   Highly complex software products such as ours sometimes contain undetected errors or failures when first introduced or when updates and new versions are released. Tests of our products may not detect bugs or errors because it is difficult to simulate our customers' wide variety of computing environments. Despite extensive testing, from time to time we have discovered defects or errors in our products. Defects or errors discovered in our products could cause delays in product introductions and shipments, result in increased costs and diversion of development resources, require design modifications, decrease market acceptance or customer satisfaction with our products, cause a loss of revenue, result in legal actions by our customers and cause increased insurance costs.

Our facilities are located in an area vulnerable to hurricanes and tropical storms, and the occurrence of a severe hurricane, similar storm or other natural disaster could cause damage to our facilities and equipment, which could require us to cease or limit our operations.

   All of our facilities and virtually all of our employees are situated on one campus in Mobile, Alabama, which is located on the coast of the Gulf of Mexico. Our facilities are vulnerable to significant damage or destruction from hurricanes and tropical storms. We are also vulnerable to damage from other types of disasters, including tornadoes, fires, floods and similar events. If any disaster were to occur, our ability to conduct business at our facilities could be seriously impaired or completely destroyed. This would have adverse consequences for our customers who depend on us for system support or outsourcing services. Also, the servers of customers who use our remote access services could be damaged or destroyed in any such disaster. This would have potentially devastating consequences to those customers. Although we have an emergency recovery plan, there can be no assurance that this plan will effectively prevent the interruption of our business due to a natural disaster. Furthermore, the insurance we maintain may not be adequate to cover our losses resulting from any natural disaster or other business interruption.

Interruptions in our power supply and/or telecommunications capabilities could disrupt our operations, cause us to lose revenues and/or increase our expenses.

   We currently have backup generators to be used as alternative sources of power in the event of a loss of power to our facilities. If these generators were to fail during any power outage, we would be temporarily unable to continue operations at our facilities. This would have adverse consequences for our customers who depend on us for system support and outsourcing services. Any such interruption in operations at our facilities could damage our reputation, harm our ability to retain existing customers and obtain new customers, and could result in lost revenue and increased insurance and other operating costs.

   We also have customers for whom we store and maintain computer servers containing critical patient and administrative data. Those customers access this data remotely through telecommunications lines. If our power generators fail during any power outage or if our telecommunications lines are severed or impaired for any reason, those customers would be unable to access their mission critical data causing an interruption in their operations. In such event our remote access customers and/or their patients could seek to hold us responsible for any losses. We would also potentially lose those customers and our reputation could be harmed.

If we are unable to attract and retain qualified customer service and support personnel our business and operating results will suffer.

   Our customer service and support is a key component of our business. Future difficulty in attracting, training and retaining capable customer service and support personnel could cause a decrease in the overall quality of our customer service and support. That decrease would have a negative effect on customer satisfaction which could cause us to lose existing customers and could have an adverse effect on our new customer sales. The loss of customers due to inadequate customer service and support would negatively impact our ability to continue to grow our business.

We do not have employment or non-competition agreements with our key personnel, and their departure could harm our future success.

   Our future success depends to a significant extent on the leadership and performance of our chief executive officer, chief operating officer and other executive officers. We do not have employment or non-competition agreements with any of our executive officers. Therefore, they may terminate their employment with us at any time and may compete against us. The loss of the services of any of our executive officers could have a material adverse effect on our business, financial condition and results of operations.

We have limited protection of our intellectual property and, if we fail to adequately protect our intellectual property, we may not be able to effectively compete.

   We consider some aspects of our internal operations, products and documentation to be proprietary. Because we consider our customer service and support to be a key component of our products, in the past we have not been concerned about infringement on our software applications. To some extent, however, we have relied on a combination of confidentiality provisions in our customer agreements, copyright, trademark and trade secret laws and other measures to protect our intellectual property. To date we have not filed any patent applications to protect our proprietary software products. In addition, existing copyright laws afford only limited protection. Although we attempt to control access to our intellectual property, unauthorized persons may attempt to copy or otherwise use our intellectual property. Monitoring unauthorized use of our intellectual property is difficult, and the steps we have taken may not prevent unauthorized use. If our competitors gain access to our intellectual property, our competitive position in the industry could be damaged.

In the event our products infringe on the intellectual property rights of third-parties, our business may suffer if we are sued for infringement or if we cannot obtain licenses to these rights on commercially acceptable terms.

   Others may sue us alleging infringement of their intellectual property rights. Many participants in the technology industry have an increasing number of patents and patent applications and have frequently demonstrated a readiness to take legal action based on allegations of patent and other intellectual property infringement. Further, as the number and functionality of our products increase, we believe we may become increasingly subject to the risk of infringement claims. If infringement claims are brought against us, these assertions could distract management. We may have to spend a significant amount of money and time to defend or settle those claims. If we were found to infringe on the intellectual property rights of others, we could be forced to pay significant license fees or damages for infringement. If we were unable to obtain licenses to these rights on commercially acceptable terms, we would be required to discontinue the sale of our products that contain the infringing technology. Our customers would also be required to discontinue the use of those products. We are unable to insure against this risk on an economically feasible basis. Even if we were to prevail in an infringement lawsuit, the accompanying publicity could adversely impact the demand for our system. Under some circumstances, we agree to indemnify our customers for some types of infringement claims that may arise from the use of our products.

                        Risks Related to this Offering

We will receive limited proceeds from this offering, and management may spend or invest these proceeds in ways with which you may not agree.

   Over 60% of the net proceeds of this offering will be received by the existing stockholders who have elected to sell some of their shares of our common stock. We will not receive any net proceeds from the sale of those shares by the selling stockholders. Furthermore, we will use approximately
$       of the net proceeds we receive in the offering to fund a distribution of previously taxed S corporation income to our current stockholders in connection with the termination of our S corporation election. We will also use
approximately $         to repay debt. Accordingly, only a limited amount of
proceeds will be available for use in our operations. We have broad discretion to determine the allocation of our proceeds from this offering that will be used for general corporate purposes. You will not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use these proceeds. The failure of management to use those funds effectively could have a material adverse effect on our financial condition and operating results.

As a new investor, you will experience immediate dilution of $     , or  % in
the book value of your common stock, and may experience additional dilution if options are granted and exercised.

   The pro forma net tangible book value per share of common stock you purchase in this offering will be less than the initial public offering price that you pay. Accordingly, if you purchase common stock in this offering at an assumed initial public offering price of $17.00 per share, you will incur immediate and
substantial dilution of $       per share, which equals the difference between
your purchase price per share and the net tangible book value per share following the completion of this offering. Simultaneously with the completion of this offering and in the future, we intend to issue to our employees options to purchase our common stock. To the extent these options are exercised, there will be further dilution to investors in this offering.

A large number of shares may be sold in the market following this offering which may depress our stock price.

   Sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that such sales are likely to occur, could depress the market price of our common stock. Based on shares
outstanding as of       , 2002, upon completion of this offering we will have
outstanding 10,488,000 shares of common stock. Of these shares, the 3,000,000 shares of common stock sold in this offering will be freely tradable in the public market. After the lockup agreements signed by current stockholders expire 180 days from the date of this prospectus, an additional 2,548,568 shares will be eligible for immediate sale in the public market and an additional 4,939,432 shares will be available for sale subject to compliance with various requirements of Rule 144 under the Securities Act. See "Shares Eligible for Future Sale."

An active public market for our common stock may not develop, which could impede your ability to sell your shares and could depress our stock price.

   The price of our common stock to be sold in this offering will be determined through negotiations between us and the underwriters. The public offering price may not be indicative of prices that will prevail in the trading market. Before this offering, no public market existed for our common stock. An active public market for our common stock may not develop or be sustained after the offering, which could affect your ability to sell your shares and depress the market price of your shares. The market price of your shares may fall below the initial public offering price.

   There has been significant volatility in the market price and trading volume of securities of healthcare and technology-related companies that are unrelated to the performance of those companies. These broad market fluctuations may negatively affect the market price of our common stock. As a consequence, you may not be able to sell the shares of common stock you purchase at or above the initial public offering price.

   In the past, securities class action litigation has often been brought against companies following periods of volatility in the market prices of their securities. We may become the target of similar litigation. Securities litigation may result in substantial costs and divert management's attention and resources, which may harm our business, financial condition and results of operations, as well as the market price of our common stock.

Our executive officers, directors and other current stockholders will own approximately 71.4% of our outstanding common stock after this offering allowing them to control all matters involving stockholder approval.

   Upon the completion of this offering, our executive officers, directors and other current stockholders will, in the aggregate, beneficially own approximately 71.4% of our outstanding common stock. As a result, these stockholders will be able to effectively control all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also delay, deter or prevent a change in control and may make some transactions more difficult or impossible to complete without the support of these stockholders, even if the transactions are favorable to you. In addition, because of their ownership of our common stock, these stockholders will be in a position to significantly affect our corporate actions in a manner that could conflict with the interests of our public stockholders.

Certain provisions of our Certificate of Incorporation or our Bylaws could delay or prevent a change in control that may be favorable to our stockholders.

   Our Certificate of Incorporation and Bylaws, which will be effective upon our reincorporation in Delaware, contain provisions that may deter or impede takeovers or changes of control or management. These provisions include:

  . our board of directors is classified into three classes of directors with staggered three-year terms;

  . the board of directors fixes the size of the board of directors, may create new directorships and may elect new directors to serve for the full term in which the new directorship was created;

  . all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent;

  .  there is no cumulative voting for directors; and

  . advance notice procedures are required with respect to stockholder proposals and the nominations of candidates for election as directors.

   These provisions may have the effect of delaying or preventing a change of control that may be desired by or favorable to our public stockholders.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including, but not limited to, "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

   Although we believe our expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of the 1,200,000 shares of common stock we are offering, assuming an initial public offering price of
$17.00 per share, will be approximately $      , after deducting the estimated
underwriting discount and estimated offering expenses of approximately $ payable by us. We will not receive any of the net proceeds from the sale of shares by the selling stockholders. See "Principal and Selling Stockholders."

   We have been an S corporation since 1986. Generally speaking, as an S corporation we have not paid income tax. Instead, our earnings have been passed through directly to our stockholders, who report the earnings on their individual tax returns. Our stockholders have been required to include in their taxable income their proportionate share of our earnings even if we did not distribute the earnings to them. Upon consummation of this offering, our S corporation election will terminate, and we will then become subject to federal and state income taxes. In connection with the termination of our S corporation
election, we will pay approximately $       of the net proceeds of this
offering to our current stockholders to fund a distribution of previously taxed S corporation income. Purchasers of shares of common stock in this offering will not be entitled to any portion of that distribution.

   We will also use approximately $        of the net proceeds to repay debt on
land we purchased in 1999 adjacent to our corporate headquarters. The loan is payable in monthly installments of $11,805, including interest at an annual rate of 7.72%. The loan matures on July 29, 2009.

   We currently intend to use the balance of the net proceeds for working capital and other general corporate purposes. However, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest bearing, investment-grade securities.

                                DIVIDEND POLICY

   To the extent that we generate cash in excess of our operating needs, the board of directors from time to time will consider paying cash dividends to holders of our common stock. Any decision to pay dividends will depend upon many factors, including our financial condition and earnings, cash needed to fund future growth and legal requirements. Accordingly, there is no assurance that dividends will be declared or paid in the future.

                                CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 2001 on an actual basis and on a pro forma as adjusted basis to give effect to the sale of 1,200,000 shares of common stock by us in this offering, after deducting the underwriting discount and estimated offering expenses payable by us, and the application of the net proceeds as described in "Use of Proceeds."

   You should read this table in conjunction with the audited financial statements and related footnotes, and the other financial information included in this prospectus.

                                                                                 As of December 31,
                                                                                        2001
                                                                                 -------------------
                                                                                   (in thousands)
                                                                                         Pro forma,
                                                                                 Actual  as adjusted
                                                                                 ------- -----------
Cash and cash equivalents....................................................... $ 2,019
                                                                                 =======
Note payable.................................................................... $   750
Stockholders' equity
 Common stock, $0.001 par value; 30,000,000 shares authorized, 9,288,000 issued and outstanding actual; 10,488,000 shares issued and outstanding pro forma as
   adjusted.....................................................................       9
 Additional paid-in capital.....................................................     110
 Retained earnings..............................................................   9,917
                                                                                 -------
Total stockholders' equity......................................................  10,036
                                                                                 -------
Total capitalization............................................................ $10,786
                                                                                 =======

                                   DILUTION

   Our net tangible book value as of December 31, 2001, was approximately $10,036,000, or $1.08 per share. Net tangible book value per share represents the amount of our stockholders' equity divided by the number of shares of common stock outstanding as of December 31, 2001. Dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock, on a pro forma basis, immediately after completion of this offering.

   After giving effect to the sale of 1,200,000 shares of common stock offered by us at an assumed initial public offering price of $17.00 per share, after deducting the underwriting discount of approximately $1,428,000 and estimated
offering expenses of approximately $       payable by us, and the application
of the net proceeds as described in "Use of Proceeds," our net tangible book value as of December 31, 2001, on a pro forma basis, would have been
approximately $_____ million, or approximately $     per share. This represents
an immediate increase in pro forma net tangible book value of $     per share
to existing stockholders and an immediate dilution in pro forma net tangible
book value of $     per share to investors purchasing our common stock in this offering, as illustrated in the following table:

Assumed initial public offering price per share.......................................       $17.00
 Net tangible book value per share before this offering............................... $1.08
 Increase in pro forma net tangible book value per share attributable to new investors $
                                                                                       -----
Pro forma net tangible book value per share after this offering.......................       $
                                                                                             ------
Dilution per share to new investors...................................................       $
                                                                                             ======

   The table below summarizes as of December 31, 2001, on a pro forma basis, the differences between our existing stockholders and the new investors purchasing our common stock in this offering with respect to the total number of shares purchased, the total consideration paid and the average price per share paid, based upon an assumed public offering price of $17.00 per share.

                            Shares Purchased  Total Consideration  Average
                           -----------------  ------------------    Price
                             Number   Percent   Amount    Percent per Share
                           ---------- ------- ----------- ------- ---------
     Existing stockholders  7,488,000   71.4% $   119,099    0.2%  $ 0.02
     New investors........  3,000,000   28.6   51,000,000   99.8    17.00
                           ----------  -----  -----------  -----
     Total................ 10,488,000  100.0% $51,119,099  100.0%
                           ==========  =====  ===========  =====

   The foregoing table assumes no exercise by the underwriters of the over-allotment option. If the underwriters exercise their over-allotment option in full, the following will occur:

  . the number of shares of common stock held by existing stockholders will decrease to 7,038,000, or approximately 67.1% of the total number of shares of our common stock outstanding after this offering; and

  . the number of shares held by new investors will increase to 3,450,000 shares, or approximately 32.9% of the total number of shares of common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA

   To assist you in your investment decision, we are providing the following selected financial data. We derived the selected income data for the years ended December 31, 1999, 2000 and 2001 and the selected balance sheet data as of December 31, 2000 and 2001 from our financial statements included elsewhere in this prospectus. The selected income data for the years ended December 31, 1997 and 1998 and the selected balance sheet data as of December 31, 1997, 1998 and 1999 are derived from financial statements not included in this prospectus. The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our financial statements and related notes included elsewhere in this prospectus. Historical results are not necessarily indicative of future results.

   For all periods presented, we operated as an S corporation and were not subject to federal and certain state income taxes. Upon completion of this offering, we will become subject to federal and certain state income taxes applicable to C corporations.

   Pro forma net income reflects the provision for income taxes that would have been recorded had we been a C corporation during the periods presented. Pro forma net income per share is based on the weighted average number of shares of common stock outstanding during the years 1997 through 2000, or 9,288,000 shares, plus an additional 397,135 shares for 2001, which is the estimated portion of the shares being offered that would be necessary to fund the distribution of accumulated S corporation earnings in excess of 2001 net income, through the date we become a C corporation. This number of shares has been calculated assuming an initial public offering price of $17.00 per share. See Note 3 to our financial statements included elsewhere in this registration statement.


                                                                        Year ended December 31,
                                                       --------------------------------------------------------
                                                          1997       1998       1999        2000        2001
                                                       ---------- ---------- ----------  ----------  ----------
                                                          (in thousands except for share and per share data)
INCOME DATA:
Sales revenues:.......................................
  Systems and services................................ $   24,121 $   32,150 $   49,626  $   46,860  $   56,173
  Outsourcing.........................................         --         --        904       2,362       3,493
                                                       ---------- ---------- ----------  ----------  ----------
Total sales revenues..................................     24,121     32,150     50,530      49,222      59,666
Costs of sales:
  Systems and services................................     13,841     19,311     29,254      29,979      34,133
  Outsourcing.........................................         --         --        641       1,508       2,109
                                                       ---------- ---------- ----------  ----------  ----------
Total costs of sales..................................     13,841     19,311     29,895      31,487      36,242
                                                       ---------- ---------- ----------  ----------  ----------
Gross profit..........................................     10,280     12,839     20,635      17,735      23,424
Operating expenses:
  Sales and marketing.................................      1,612      2,872      4,650       4,477       5,105
  General and administrative..........................      4,306      4,819      7,244       8,603       9,843
                                                       ---------- ---------- ----------  ----------  ----------
Total operating expenses..............................      5,918      7,691     11,894      13,080      14,948
                                                       ---------- ---------- ----------  ----------  ----------
Operating income......................................      4,362      5,148      8,741       4,655       8,476
Other income (expense):
  Interest income.....................................         98        100         82          91         126
  Miscellaneous income................................         19         61        146         214         154
  Interest expense....................................         --         --        (32)        (69)        (76)
                                                       ---------- ---------- ----------  ----------  ----------
Total other income....................................        117        161        196         236         204
                                                       ---------- ---------- ----------  ----------  ----------
Net income............................................ $    4,479 $    5,309 $    8,937  $    4,891  $    8,680
                                                       ========== ========== ==========  ==========  ==========
Net income per share--basic and diluted............... $     0.48 $     0.57 $     0.96  $     0.53  $     0.93
                                                       ========== ========== ==========  ==========  ==========
Weighted average shares outstanding--basic and diluted  9,288,000  9,288,000  9,288,000   9,288,000   9,288,000
                                                       ========== ========== ==========  ==========  ==========
Cash dividends declared per share..................... $     0.38 $     0.51 $     0.66  $     0.65  $     0.71
                                                       ========== ========== ==========  ==========  ==========

                                                                                         Year ended December 31,
                                                                            --------------------------------------------------
                                                                              1997      1998       1999      2000      2001
                                                                             ------    ------    -------    -------   -------
                                                                            (in thousands except for share and per share data)
Pro forma information:
  Net income as reported................................................... $4,479    $5,309    $ 8,937    $ 4,891   $ 8,680
  Pro forma income taxes...................................................  1,677     1,982      3,324      1,826     3,231
                                                                             ------    ------    -------    -------   -------
  Pro forma net income..................................................... $2,802    $3,327    $ 5,613    $ 3,065   $ 5,449
                                                                             ======    ======    =======    =======   =======
  Pro forma net income per share--basic and diluted (based on 9,288,000
   weighted average shares)................................................ $ 0.30    $ 0.36    $  0.60    $  0.33   $  0.59
                                                                             ======    ======    =======    =======   =======
  Pro forma net income per share basic and diluted (based on 9,685,135 weighted average shares and reflecting the S corporation distribution--
   see Note 3 to financial statements).....................................                                           $ 0.56
                                                                                                                      =======
BALANCE SHEET DATA:
Cash and cash equivalents.................................................. $1,467    $  715    $   980    $ 1,033   $ 2,019
Total assets...............................................................  6,406     9,231     14,374     14,515    17,251
Total current liabilities..................................................    718     2,992      4,421      5,810     6,551
Note payable...............................................................     --        --        889        749       664
Total stockholders' equity.................................................  5,688     6,239      9,065      7,956    10,036

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion of our financial condition and results of operations in conjunction with "Selected Financial Data" and our financial statements and the related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

   CPSI was founded in 1979 and specializes in delivering comprehensive healthcare information systems and related services to community hospitals. Our systems and services are designed to support the primary functional areas of a hospital and to enhance access to needed financial and clinical information. Our comprehensive system enables healthcare providers to improve clinical, financial and administrative outcomes. Our products and services provide solutions in key areas, including patient management, financial management, patient care and clinical, enterprise and office automation.

   We sell a fully integrated, enterprise-wide financial and clinical hospital information system comprised of all necessary software, hardware, peripherals, forms and office supplies, together with comprehensive customer service and support. We also offer outsourcing services, including electronic billing submissions, patient statement processing and business office functions, as part of our overall information system solution.

   We have achieved a compounded annual growth rate in revenues of approximately 22% over the past five years. Our system currently is installed and operating in over 400 hospitals in 45 states and the District of Columbia. Our core market consists of community hospitals with 100 or fewer acute care beds. We also serve and are targeting for growth hospitals with 100 to 300 acute care beds.

Revenues

   Systems and Services Revenues. Systems revenues are derived from the sale of information systems (including software, conversion and installation services, hardware, peripherals, forms and office supplies) to new customers and from the sale of new or additional products to existing customers. We do not record revenue upon execution of a sales contract. Upon signing a contract to purchase a system from us, each customer pays a non-refundable 10% deposit that is recorded as deferred revenue. The customer then pays 40% of the purchase price for the software and the related installation, training and conversion when we install the system and commence training on-site at the customer's facility. When the system begins operating in a live environment, we bill the remaining 50% of the system purchase price and recognize revenue for the total amount of the purchase price for software and related services. Revenues derived from installation of additional software applications are generally recognized upon installation. Revenues from the sale of hardware, forms and supplies are recognized upon the shipment of the product to the customer.

   We also derive revenues from the provision of system support services, including software application support, hardware maintenance, continuing education and related services. Support services are provided pursuant to a support agreement under which we provide comprehensive system support and related services in exchange for a monthly fee based on the services provided. The initial term of these contracts ranges from one to seven years, with a typical duration of five years. Upon expiration of the initial term, these contracts renew automatically from year-to-year thereafter until terminated. Revenues from support services are recognized in the month when these services are performed.

   We provide our products to some customers as an application service provider, or "ASP." We provide ASP services on a remote access basis by storing and maintaining servers at our headquarters which contain customers' patient and administrative data. These customers then access this data remotely in exchange for a monthly fee. In addition, as part of our total information solution, we also serve as an Internet service provider, or "ISP," for some of our customers for a monthly fee. We also provide web-site design and hosting services if needed. Revenues from our ASP and ISP services are recognized in the month when these services are delivered.

   Outsourcing Revenues. We began offering outsourcing services in January 1999. Revenues from outsourcing services have increased rapidly since that time. We expect outsourcing revenues to continue to grow at a faster rate than our systems and services revenues. Our outsourcing services include electronic billing, statement processing and business office outsourcing (primarily accounts receivable management). All of these outsourcing services are sold pursuant to one year customer agreements, with automatic one year renewals until terminated. Revenues from outsourcing services are recognized when these services are performed.

Costs of Sales

   Systems and Services. The principal cost associated with the design, development, sale and installation of our systems and the related support services are employee salaries, benefits, travel expenses and certain other overhead expenses. For the sale of equipment, forms and office supplies, we incur costs to acquire these products from the respective distributors or manufacturers, as the case may be. Costs are expensed as incurred and are not deferred.

   Outsourcing. The principal cost related to our statement outsourcing is postage. The principal cost related to our electronic billing outsourcing is long distance telecommunication fees. Employee salaries, benefits, supplies and forms are additional significant costs associated with our outsourcing services. Costs are expensed as incurred and are not deferred.

Results of Operations

   The following table sets forth certain items included in our results of operations for each of the three years in the period ended December 31, 2001, expressed as a percentage of our total revenues for these periods:

                                           Year ended December 31
                             -------------------------------------------------
                                   1999             2000             2001
                             ---------------  ---------------  ---------------
                             Amount   % Sales Amount   % Sales Amount   % Sales
                             -------  ------- -------  ------- -------  -------
                                               (in thousands)
 Sales revenues:
  Systems and services...... $49,626    98.2% $46,860    95.2% $56,173    94.1%
  Outsourcing...............     904     1.8    2,362     4.8    3,493     5.9
                             -------   -----  -------   -----  -------   -----
 Total sales revenues.......  50,530   100.0   49,222   100.0   59,666   100.0

 Costs of sales:
  Systems and services......  29,254    57.9   29,979    60.9   34,133    57.2
  Outsourcing...............     641     1.3    1,508     3.1    2,109     3.5
                             -------   -----  -------   -----  -------   -----
 Total costs of sales.......  29,895    59.2   31,487    64.0   36,242    60.7
                             -------   -----  -------   -----  -------   -----

 Gross profit...............  20,635    40.8   17,735    36.0   23,424    39.3

 Operating expenses:
  Sales and marketing.......   4,650     9.2    4,477     9.1    5,105     8.6
  General and administrative   7,244    14.3    8,603    17.5    9,843    16.5
                             -------   -----  -------   -----  -------   -----
 Total operating expenses...  11,894    23.5   13,080    26.6   14,948    25.1
                             -------   -----  -------   -----  -------   -----

 Operating income...........   8,741    17.3    4,655     9.4    8,476    14.2

 Other income (expense):
  Interest income...........      82     0.2       91     0.2      126     0.2
  Miscellaneous income......     146     0.3      214     0.4      154     0.2
  Interest expense..........     (32)   (0.1)     (69)   (0.1)     (76)   (0.1)
                             -------   -----  -------   -----  -------   -----
  Total other income........     196     0.4      236     0.5      204     0.3
                             -------   -----  -------   -----  -------   -----
  Net income................ $ 8,937    17.7% $ 4,891     9.9% $ 8,680    14.5%
                             =======   =====  =======   =====  =======   =====

2000 Compared to 2001

   Revenues. Total revenues increased by 21.2% or $10.5 million from $49.2 million in 2000 to $59.7 million in 2001.

   Systems and services revenues increased by 19.9% or $9.3 million from $46.9 million in 2000 to $56.2 million in 2001. The increase in these revenues was attributable primarily to an increase in new customer installations and a corresponding increase in related support and maintenance agreements.

   Outsourcing revenues increased by 47.9% or $1.1 million from $2.4 million in 2000 to $3.5 million in 2001. We experienced an increase in outsourcing revenues as a result of continued growth in customer demand for billing and administrative support services. We expect outsourcing revenues to continue to grow at a faster rate than systems and services revenues.

   Costs of Sales. Total costs of sales increased by 15.1% or $4.7 million from $31.5 million in 2000 to $36.2 million in 2001. As a percentage of revenues, costs of sales changed from 64.0% in 2000 to 60.7% in 2001.

   The increase in costs of sales of systems and services was caused primarily by increased salary expense due to increased headcount needed to adequately support our increasing customer base and enhance our product offerings. We also experienced an increase in travel expense as a result of the increase in the number of system installations in 2001 over 2000, and a related increase in customer training requirements.

   Our costs associated with outsourcing services increased significantly due to an increase in postage and long distance telecommunications costs resulting from an increase in the transaction volumes of our statement processing and electronic billing. Salary costs also increased due to the hiring of new employees in this area.

   Sales and Marketing Expenses. Sales and marketing expenses increased by 14.0% or $0.6 million from $4.5 million in 2000 to $5.1 million in 2001. As a percentage of total revenues, sales and marketing expenses changed from 9.1% in 2000 to 8.6% in 2001. The increase in expenses was due primarily to increased travel expenses, the addition of sales and marketing personnel and increased sales commissions. We expect sales and marketing expense to continue to increase on an absolute basis as our business continues to grow. We expect much of the increase to come from increases in the number of employees.

   General and Administrative Expenses. General and administrative expenses increased by 14.4% or $1.2 million from $8.6 million in 2000 to $9.8 million in 2001. As a percentage of total revenues, general and administrative expenses changed from 17.5% in 2000 to 16.5% in 2001. The increase in expenses was due primarily to pay raises for existing employees, the hiring of additional employees to support the growth in our business and increases in our insurance related costs. We expect general and administrative expenses to increase as a result of our becoming a public company.

   As a result of the foregoing factors, net income increased by 77.5% or $3.8 million from $4.9 million in 2000 to $8.7 million in 2001. Pro forma net income, which reflects a pro forma tax provision as if we had been a C corporation, increased by 77.8% or $2.3 million from $3.1 million in 2000 to $5.4 million in 2001.

1999 Compared to 2000

   Revenues. Total revenues decreased by 2.6% or $1.3 million from $50.5 million in 1999 to $49.2 million in 2000.

   Systems and services revenues decreased by 5.6% or $2.7 million from $49.6 million in 1999 to $46.9 million in 2000. This decrease was due primarily to hospitals curtailing technology spending related to the Year 2000 issue following the completion of the 1999 calendar year, after which no Year 2000 issue existed. Contributing to the decrease were decisions by some hospitals to delay or cancel orders in the face of a substantial decrease in Medicare reimbursement following the passage of the Balanced Budget Act of 1997.

Despite the overall decrease in systems and services revenues for the year, we experienced an increase in our recurring revenues attributable to our ongoing customer support services and the commencement of ASP services.

   Outsourcing revenues increased by 161.5% or $1.5 million from $0.9 million in 1999 to $2.4 million in 2000. Much of the increase in outsourcing revenues was attributable to the addition of electronic billing services.

   Costs of Sales. Total costs of sales increased by 5.3% or $1.6 million from $29.9 million in 1999 to $31.5 million in 2000. As a percentage of total revenues, costs of sales changed from 59.2% in 1999 to 64.0% in 2000.

   The increase in costs of sales of systems and services was due primarily to an increase in salary expense as a result of the addition of employees to keep up with additional customer support requirements arising from the significant increase in system sales in 1999. We also experienced an increase in travel costs.

   Our costs associated with outsourcing services increased significantly due to initial costs related to the addition of electronic billing to our outsourcing services. These costs included equipment purchases and additional salaries resulting from the hiring of new employees in this area.

   Sales and Marketing Expenses. Sales and marketing expenses decreased by 3.7% or $0.2 million from $4.7 million in 1999 to $4.5 million in 2000. As a percentage of total revenues, sales and marketing expenses changed from 9.2% in 1999 to 9.1% in 2000. The decrease in expenses was primarily attributable to a decrease in commission expenses. This decrease in expense was partially offset by an increase in advertising expenditures as we sought to improve our visibility and name recognition in the industry. We also experienced increased salary costs due to the hiring of new employees and increased travel costs due to more frequent employee travel.

   General and Administrative. General and administrative expenses increased by 18.8% or $1.4 million from $7.2 million in 1999 to $8.6 million in 2000. As a percentage of total revenues, general and administrative expenses changed from 14.3% in 1999 to 17.5% in 2000. The increase in expenses was due primarily to an increase in health insurance costs, an increase in legal fees incurred in connection with employment related litigation, additional audit and accounting fees and an increase in our contributions to our 401(k) plan due to the hiring of additional employees.

   As a result of the foregoing factors, net income decreased 45.3% or $4.0 million from $8.9 million in 1999 to $4.9 million in 2000. Pro forma net income, which reflects a pro forma tax provision as if we had been a C corporation, decreased by 45.4% or $2.5 million from $5.6 million in 1999 to $3.1 million in 2000.

Quarterly Results of Operations

   The following table presents a summary of our results of operations for our four most recent quarters ended December 31, 2001. The information for each of these quarters is unaudited and has been prepared on a basis consistent with our audited financial statements appearing elsewhere in this prospectus. This information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for fair presentation of this information when read in conjunction with our audited financial statements and related notes appearing elsewhere in this prospectus. Statement of operations data included in this table has been adjusted to include pro forma corporate income tax provisions as if we had been a C corporation during all of the quarterly periods. Our operating results have varied on a quarterly basis and may fluctuate significantly in the future. Results of operations for any quarter are not necessarily indicative of results for any future quarter or for a full fiscal year.

                           March 31     June 30   September 30 December 31
                          ----------- ----------- ------------ -----------
     Sales revenues...... $13,529,256 $14,133,002 $14,849,410  $17,154,737
     Gross profit........   5,357,915   5,399,023   5,663,910    7,003,770
     Operating income....   1,726,784   1,909,478   2,093,542    2,746,365
     Net income..........   1,743,978   1,930,610   2,186,106    2,819,506
     Pro forma net income   1,094,722   1,211,874   1,372,253    1,769,850

Liquidity and Capital Resources

   As of December 31, 2001, we had $2.0 million in cash and cash equivalents. After completion of the offering and application of the net proceeds, we expect to have approximately $5.0 million in cash, which we consider adequate to fund our business for the foreseeable future. Our principal source of liquidity has been cash provided by operating activities. Cash provided by operating activities has been used primarily to fund the growth in our business and to pay distributions to our stockholders. We paid cash distributions to our stockholders of $6.1 million, $6.0 million and $6.6 million in the years ended December 31, 1999, 2000 and 2001, respectively. Upon the completion of this offering, we will convert from an S corporation to a C corporation for tax purposes. As a result, some of our cash provided by our operating activities will be required to pay taxes on our income.

   Net cash provided by operating activities totaled $7.7 million, $7.6 million and $9.0 million for the years ended December 31, 1999, 2000 and 2001, respectively. The increase in cash provided by operating activities from 2000 to 2001 was the result of the increase in net income and working capital.

   Net cash used in investing activities totaled $2.3 million, $1.4 million and $1.3 million for the years ended December 31, 1999, 2000 and 2001, respectively. We used cash for the purchase of property and equipment.

   Net cash used in financing activities totaled $5.2 million, $6.1 million and $6.7 million for the years ended December 31, 1999, 2000 and 2001, respectively, which was primarily due to the payment of cash distributions. In 1999, we purchased approximately 11.5 acres of undeveloped land, and we borrowed approximately $1.0 million to fund this purchase. We used cash to make payments on this debt and to pay distributions to our stockholders.

   Our days sales outstanding for the years ended December 31, 2000 and 2001 were 52.5 and 41.7, respectively.

   We currently do not have a bank line of credit or other credit facility in place. Because we will have no debt after the offering, we will not be subject to contractual restrictions or other influences on our operations, such as payment demands and restrictions on the use of operating funds, that are typically associated with debt. If we borrow money in the future, we will likely be subject to operating and financial covenants that could limit our ability to operate as profitably as we have in the past. Defaults under applicable loan agreements could result in the demand by lenders for immediate payment of substantial funds and substantial restrictions on expenditures, among other things.

Related Party Transactions

   We lease the majority of our corporate headquarters campus from CP Investments, Inc., an Alabama corporation, the stockholders of which are also some of the stockholders of CPSI. In 2001, we paid total lease payments in the
amount of $958,000 to CP Investments, Inc. On     , 2002, we entered into a new
lease with CP Investments, Inc., which expires in April 2012. For 2002, we will make lease payments in the amount of $988,200 with respect to this lease. The annual rent payable under this lease has been determined by an independent, third party appraisal firm. The parties may agree, from time to time, to make adjustments in the annual rent payable under this lease based on subsequent third party appraisals.

   We lease the remainder of our headquarters facilities, which is comprised of one building that houses our dedicated research and development staff, from
DJK, LLC, a limited liability company owned by Dennis Wilkins. On       , 2002,
we entered into a lease for this facility that expires in April 2012. Prior to that time we paid only the expenses associated with the building. For 2002, we will make lease payments in the amount of $29,250 with respect to this lease. The annual rent payable under this lease has been determined by an independent, third party appraisal firm.

Contractual Commitments

   Our related party real estate leases are our principal contractual commitments requiring recurring payments in the future. We also have some equipment leases that will expire in July 2002. Our payments under these operating leases subsequent to December 31, 2001 will be as follows:

                 Year                                 Amount
                 ----                               ----------
                 2002.............................. $1,038,126
                 2003..............................  1,027,200
                 2004..............................  1,027,200
                 2005..............................  1,027,200
                 2006..............................  1,027,200
                 Thereafter........................  3,792,600
                                                    ----------
                 Total............................. $8,939,526
                                                    ==========

Critical Accounting Policies

   General. Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with generally accepted accounting principles. We are required to make some estimates and judgments that affect the preparation of these financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, but actual results may differ from these estimates under different assumptions or conditions.

   Revenue Recognition. We recognize revenue in accordance with SEC Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, as amended by SAB 101A and 101B and the American Institute of Certified Public Accountants Statement of Position (SOP) 97-2, Software Revenue Recognition. SAB 101 and SOP 97-2 require that four basic criteria must be met before revenues can be recognized: (1) persuasive evidence that an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on our judgment regarding the fixed nature of the fee charged for services rendered and products delivered and the collectibility of those fees. Should changes in conditions cause us to determine these criteria are not met for certain future transactions, revenues recognized for any reporting period could be adversely affected.

Backlog

   Backlog consists of revenues we reasonably expect to recognize over the next twelve months under existing contracts. The revenues to be recognized may relate to a combination of one-time fees for system sales, and recurring fees for support, outsourcing, ASP and ISP services. As of December 31, 2001, we had a backlog of approximately $12.0 million in connection with non-recurring system purchases and approximately $32.0 million in connection with recurring payments under support, outsourcing, ASP and ISP contracts.

Qualitative and Quantitative Disclosures About Market and Interest Rate Risk

   We reduce the sensitivity of our results of operations to market risks related to changes in interest rates by maintaining an investment portfolio comprised solely of highly rated, short-term investments. We do not hold or issue derivative, derivative commodity instruments or other financial instruments for trading purposes. We are not exposed to currency exchange fluctuations, as we do not sell our products internationally, and we currently have no exposure to equity price risks. After this offering, we will have no outstanding debt.

Recent Accounting Pronouncements

   In June 2001, the Financial Accounting Standards Board approved Statements of Financial Accounting Standards (SFAS) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. The statements eliminate the pooling-of-interests method of accounting for business combinations and require that goodwill and intangible assets with indefinite useful lives not be amortized. Instead, these assets will be reviewed for impairment annually with any related losses recognized when incurred. SFAS No. 141 is generally effective for business combinations completed after June 30, 2001. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001, with early application permitted in certain circumstances. Adoption of SFAS No. 141 and SFAS No. 142 is not expected to have an effect on our financial position or results of operations.

   In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. We believe the adoption of SFAS No. 143 will not have a material effect on our financial position or results of operations.

   In October 2001, the Financial Accounting Standards Board approved SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of and supersedes SFAS No. 121 and APB Opinion No. 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. We believe the adoption of SFAS No. 144 will not have a material effect on our financial position or results of operations.

                                   BUSINESS

Overview

   We are a healthcare information technology company that designs, develops, markets, installs and supports computerized information technology systems to meet the unique demands of small and midsize hospitals. Our target market includes acute care community hospitals with 300 or fewer beds and small specialty hospitals. We are a single-source vendor providing comprehensive software and hardware products, complemented by data conversion, complete installation and extensive support. Our fully integrated, enterprise-wide system automates the management of clinical and financial data across the primary functional areas of a hospital. We believe our solution improves hospital operations and the quality of medical care delivered by our customers. In addition, we provide services that enable our customers to outsource certain data-related business processes which we can perform more efficiently. We believe our products and services enhance hospital performance in the critical areas of clinical care, revenue cycle management, cost control and regulatory compliance. From our initial hospital installation in 1981, we have grown to serve more than 400 hospital customers across 45 states and the District of Columbia. In 2001, we generated revenues of $59.7 million from the sale of our products and services.

Industry Dynamics

   The healthcare industry is the largest industry in the United States economy. The Centers for Medicare and Medicaid Services, or "CMS," has calculated that fiscal 2000 total healthcare expenditures in the United States were approximately $1.3 trillion, or approximately 13.2% of the U.S. gross domestic product. CMS estimates that by fiscal 2011 total U.S. healthcare spending will reach $2.8 trillion, or 17.0% of the estimated U.S. gross domestic product.

   Hospital services represents one of the largest categories of total healthcare expenditures. According to CMS, in fiscal 2000 spending on hospital services amounted to $412.1 billion, or 31.7% of total healthcare expenditures. According to the American Hospital Association, there are approximately 5,000 acute care hospitals in the United States, with approximately 4,200 in our target market of hospitals with 300 or fewer acute care beds. In addition, there is a significant market of small specialty hospitals that focus on discrete medical areas such as surgery, rehabilitation and psychiatry.

   Notwithstanding the size and importance of the healthcare industry within the United States economy, the industry is constantly challenged by changing economic dynamics, increased regulation, and pressure to improve the quality of healthcare. These challenges are particularly significant for the hospitals in our target market due to their more limited financial and human resources. However, we believe healthcare providers can successfully address these issues with the help of advanced medical information systems. Specific examples of the challenges facing healthcare providers include the following.

   Changing Economic Dynamics. The federal Balanced Budget Act of 1997, or "BBA," significantly lowered Medicare reimbursements for hospital services. These reductions were projected to total over $250 billion over five years. While the Budget Refinement Act of 1999 and the Benefits Improvement Act of 2000 lessened the impact of the BBA, aggregate federal reimbursement for hospital services is still significantly below pre-1997 levels. Lower reimbursement from federal programs, administrative and clinical inefficiencies and increased patient loads due to an aging population have placed significant financial pressure on hospitals in general. This pressure is even greater on community hospitals, as they operate on tighter budgets with lower margins.

   Health Insurance Portability and Accountability Act. The federal Health Insurance Portability and Accountability Act of 1996, or "HIPAA," requires the implementation of national guidelines for information management by healthcare organizations. Among other things, HIPAA mandates uniform electronic transactions and code sets, improved data security and increased patient privacy. As of February 2002, final regulations for privacy and electronic transaction/code set standards were adopted. Healthcare organizations have until October 2002, subject to a one year extension, to establish compliance with the electronic transaction rules and until April 2003 to establish compliance with the privacy rules. The influence of HIPAA is illustrated by the results of the 13/th/ Annual HIMSS Leadership Survey sponsored by Superior Consultant Company. Survey respondents cited HIPAA compliance more than any other matter as a top business issue that will affect healthcare in the next two years. Approximately 60% of respondents identified upgrading information technology systems to meet HIPAA requirements as the number one information technology priority for their organizations. In addition, according to the Winter 2001-2002 Healthcare Industry HIPAA Compliance Survey conducted by HIMSS and Phoenix Health Systems, approximately 88% of respondent hospitals with 400 or fewer beds have developed an organizational approach for HIPAA compliance. Vendors that offer information solutions utilizing a common architecture and database structure are expected to be well positioned to provide healthcare participants with effective solutions to the HIPAA requirements.

   Activism for Improved Clinical Care. In November 1999, the Institute of Medicine published a report entitled "To Err is Human: Building a Safer Healthcare System." The report indicated that avoidable medical error is one of the top ten leading causes of death in the United States. The report also estimates that medical error may add as much as $14.5 billion of preventable cost to the healthcare industry. As a result of this study, automated medical information systems have been increasingly identified as a key to improving patient care and reducing medical errors. For example, the Leapfrog Group, a consortium of more than 100 public and private organizations including General Motors, General Electric, AT&T and IBM, recommends that its members utilize hospitals with certain automated medical information systems that are designed to limit medical errors. Moreover, California has adopted legislation requiring hospitals to use automated medical information systems. We believe hospitals utilizing fully integrated enterprise-wide medical information systems that allow professionals real-time access to information such as electronic charts, treatment protocols and pathways, pharmaceutical records and treatment schedules will be favored by large employers and government payors.

   While economic, regulatory and consumer pressures such as those described above have increased rapidly over the last several years, healthcare organizations have historically underinvested in information technology and services compared to other industries. Gartner Research, a technology research firm, reported that in 1999 healthcare organizations invested approximately three percent of aggregate healthcare revenue in information systems, compared to approximately five percent to seven percent invested by other information intensive industries. We believe this underinvestment has caused healthcare providers to rely on non-integrated, complex and inefficient information systems. A hospital's failure to adequately invest in modern medical information systems could result in fewer patient referrals, cost inefficiencies, lower than expected reimbursement, increased malpractice risk and possible regulatory infractions.

   In the face of decreasing revenue and increasing pressure to improve patient care, healthcare providers are in need of management tools that (1) increase efficiency in the delivery of healthcare services, (2) reduce medical errors,
(3) effectively track the cost of delivering services so those costs can be properly managed and (4) increase the speed and rate of reimbursement. We believe the industry has begun to embrace information technology as a management tool, evidenced by the fact that two-thirds of the respondents to the 13/th/ Annual HIMSS Leadership Survey referenced above predicted an increase in their organizations' information technology operating budgets during the next twelve months. We believe these dynamics will allow for our sustained revenue growth.

Our Solution

   We have tailored an information technology solution that effectively addresses the specific needs of small and midsize hospitals. Due to their smaller operating budgets, community hospitals have limited financial and human resources to operate manual or inefficient information systems. However, these hospitals are expected to achieve the same quality of care and regulatory compliance as larger hospitals, placing them in a particularly difficult operating environment. Despite this pressing need of community hospitals for state-of-the-art medical information systems, we believe that most information technology providers fail to address the unique needs of community hospitals.

   We believe that the CPSI solution meets this challenge. We provide fully integrated, enterprise-wide medical information systems and services that collect, process, retain and report data in the primary functional areas of a hospital, from patient care to clinical processing to administration and accounting. As a key element of our complete solution, we provide ongoing customer service through regular interaction with customers, customer user groups and extensive customer support. Further, we offer outsourcing services that allow customers to avoid some of the fixed costs of a business office. We are capable of providing a single-source solution for small and midsize hospitals, making us a partner in their initiatives to improve operations and medical care.

   Our customers continuously communicate with us through our support teams and through organized user groups, allowing us to continue to provide a state-of-the-art solution that meets their specific needs. By remaining sensitive and responsive to the ever-changing needs of our customers and regularly updating our products to meet these needs, we believe we provide the best solution available to community hospitals at a price they can afford. Our business has continued to grow because we have successfully addressed the needs of community hospitals for fully integrated enterprise-wide information systems that allow them to improve operating effectiveness, reduce costs and improve the quality of patient care.

Strategy

   Our objective is to continue to grow as a leading provider of healthcare information technology systems and services to small and midsize hospitals by following the same strategy that we have successfully pursued for over twenty years, the key elements of which are described below.

   Deliver a Single-Source Solution. When a customer purchases the CPSI system, we provide everything necessary for the customer to implement and use our system. We deliver the application software, computer hardware, peripherals, forms and supplies used in the comprehensive information network. Our installation teams work extensively with each customer to convert existing data to the new system, to install all of the necessary equipment and to train hospital personnel to use our system. After installation, our support teams answer and address customer questions and issues related to any aspect of the system. We also offer customers additional services such as business office outsourcing, electronic billing outsourcing and ISP services. We believe our single-source approach to delivering a complete information system makes our system easier and more convenient for customers to understand and manage, which results in greater customer satisfaction and retention.

   Provide Enterprise-Wide, Fully Integrated Software Applications. We have developed all of our software products internally as part of our fully integrated system architecture. Our experience has taught us that using a fully integrated system in the primary functional areas of a hospital ensures compatibility among applications and avoids pitfalls associated with interfacing disparate systems. Our system utilizes one central database where information is stored and used by all of our software applications. With our single database model, our systems provide secure, real-time access to all information across multiple applications for all those needing such access, including physicians, nurses, laboratory technicians, pharmacists, clinicians and other users. The enterprise-wide, fully integrated nature of our system also allows customers to monitor user access to information for purposes of compliance with new federal and state privacy regulations.

   Maintain Commitment to Customer Oriented Operating Philosophy. A key factor in our success has been our focus on customer service and support. We make available to our customers experienced support teams that can assist with any question or problem. We currently have a one to one support staff to customer ratio. Our support teams are extensively trained, and our employees are generally promoted from within so that they have a thorough knowledge of our system and a commitment to our culture. Because all of our customers use the same version of our system, our support teams can be more effective by maintaining a complete understanding of a single system. As part of our commitment to system support, we actively solicit customer feedback regarding

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

ways in which we can improve the effectiveness and efficiency of our systems. To further this goal, we have organized our customers into a national user group to promote the exchange of information regarding our system and to identify product enhancements based on our customers' operational experiences. We believe our user group concept is a key component of our success by positively impacting customer satisfaction and retention and by enhancing product development and system functionality. We will continue to focus on our national user group as a key component to our goal of maintaining and growing our customer base and market share.

   Expand Presence in Target Market. We will continue to target small to midsize domestic hospitals of 300 or fewer acute care beds. We believe this market of approximately 4,200 acute care hospitals nationwide has been traditionally overlooked and underserved by other healthcare technology companies. In addition, a number of our customers are small specialty hospitals that focus on discrete medical areas such as surgery, rehabilitation and psychiatry. We intend to continue gaining customers from this significant market segment. Our system can help these smaller hospitals reduce costs and increase their operating efficiencies. We believe our personalized marketing approach and emphasis on customer relationships are attractive to the management of these hospitals. We also believe our system is well-suited to hospitals of this size because they typically demonstrate a greater commitment than larger hospitals to the concept of an enterprise-wide, fully integrated system. Currently, 92% of our customers are hospitals of 100 acute care beds or less. We believe there is a substantial opportunity in the future to increase our market share among hospitals with 100 to 300 acute care beds. In addition, we will continue to sell additional services and software products to our existing customers who have not purchased our complete package of services and software applications.

   Emphasize Recurring Revenue Opportunities. In addition to revenues from new system installations, we are developing sources of recurring revenues. Our current principal source of recurring revenues is our support fees paid by existing customers. As our customer base grows, our recurring revenues from support fees should also grow. We believe growth in recurring revenues will also come from our outsourcing services, which we market to our existing customers as well as new customers. These services include electronic billing, patient statement processing, business office outsourcing, ISP services and web site hosting. We also provide our software products on an ASP basis. When we provide ASP services, we maintain a customer's computer server in our facility and provide our system to the customer through remote access. Instead of the one-time system purchase price, these customers pay a monthly fee for the term of the ASP customer agreement, generating recurring revenues.

Products

   We offer a full array of software applications designed to streamline the flow of information to the primary functional areas of community hospitals in one fully integrated system. We intend to continue to enhance our existing software products and develop new products as required by evolving industry standards and the changing needs of our customers. Pursuant to our customer support agreements, we provide all of our customers with software enhancements and upgrades typically twice each year. These enhancements enable each customer, regardless of its original installation date, to have the benefit of the most advanced CPSI products available. Our products:

   . provide automated processes that improve clinical workflow and support clinical decision-making;

   . allow healthcare providers to efficiently input and easily access the most current patient medical data in order to improve the quality of care and patient safety;

   . integrate clinical, financial and patient information to promote efficient use of time and resources, while eliminating dependence on paper medical records;

   . provide tools that permit healthcare organizations to analyze past performance, model new plans for the future and measure and monitor the effectiveness of those plans;

   . provide for rapid and cost-effective implementation, whether through the installation of an in-house system or through our ASP services; and

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

   . increase the flow of information by replacing centralized and limited control over information with broad-based, secure access by clinical and administrative personnel to data relevant to their functional areas.

   Our integrated software products are designed to process information throughout the primary functional areas of a hospital. Our products include patient management, financial accounting, clinical, patient care and enterprise applications. New customers must purchase from us and install the core applications of patient management and financial accounting and all hardware necessary to run these applications. In addition to the core applications, customers may also acquire one or more of our clinical, patient care and enterprise applications. Approximately one-half of our customers have purchased our clinical products in addition to the core applications, and of these customers, approximately one-half have purchased complete, enterprise-wide systems. We believe the current customer trend is to purchase and install the complete system.

   Our software applications are described in detail below:

   Patient Management. Our patient management software enables a hospital to identify a patient at any point in the healthcare delivery system and to collect and maintain patient information throughout the entire process of patient care on an enterprise-wide basis. The single database structure of our software permits authorized hospital personnel to simultaneously access appropriate portions of a patient's record from any point on the system. The patient management software performs the following functions:

   Registration           .   records patient admissions, discharges and
                              transfers
                          .   manages patient status, room assignments and
                              recurring charges
                          .   keeps information available to all hospital
                              personnel in formats designed for their
                              particular requirements

   Patient Accounting     .   records patient charges and maintains accounts
                              receivable information including aging, service
                              charges, and cash receipts
                          .   generates and processes insurance claims

   Health Information
   Management             .   supports the operational needs of the modern
                              medical records
                              department including transcription, case indexing/abstracting, and statistical reporting
                          .   tracks deficiencies in a patient's chart and
                              provides chart location information

   Patient Index          .   maintains a master index of hospital patients and
                              provides immediate online access to patient financial and medical data associated with a patient stay

   Electronic Claims
   Processing             .   provides a computer-to-computer link with
                              intermediaries for
                              Medicare and other payors for the submission of claims

   We also offer the following optional products that may be purchased as part of our core patient management suite:

   Scheduling             .   maintains all patient scheduling information

   Managed Care           .   tracks patients enrolled in managed care plans
                              and conforms billing functions to such plans

   Quality Improvement    .   automates hospital-wide total quality management
                              and reporting requirements for utilization activity, risk management, infection surveillance and all accreditation review functions

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

   Financial Accounting. Our financial accounting software provides a variety of business office applications designed to efficiently track and coordinate information needed for managerial decision-making. The financial accounting software:

   Executive Information
   System                 .   summarizes daily financial transactions regarding
                              patient revenues,
                              receipts, census statistics and billing
                              information for ready access by hospital administrators

   General Ledger         .   provides timely, accurate, financial information
                              generated from daily hospital operations
                          .   formats financial statements to the
                              specifications of each user and is able to generate up to 999 different user-defined reports

   Accounts Payable       .   processes vendor invoices and payments and their
                              related general ledger entries

   Payroll/Personnel      .   calculates all employee wages and benefits for an
                              unlimited number of salaried and hourly employees
                          .   allocates employee time to user-defined cost
                              centers

   Time and Attendance    .   uses touch screen time clocks to eliminate manual
                              time entry
                          .   reduces effort of gathering employee time data
                              and increases access of managers to such data
                          .   makes time records more accurate by identifying
                              employees through bar-coding and optional
                              biometric fingerprint technology

   Electronic Direct
   Deposits               .   provides for computerized bank deposits to meet
                              payroll and accounts
                              payable needs

   Human Resources        .   provides for computerized employee files through
                              document/image scanning and data entry
                          .   allows for complete tracking of benefits and
                              other employee data through a variety of
                              user-defined reports
                          .   tracks job applicant information to assist in the
                              employee recruiting and hiring process

   Budgeting              .   allows for complete on-line budget preparation
                              through computerized access to historical data

   Fixed Assets           .   allows access to information regarding hospital
                              assets including locations and depreciation scheduling

   Materials Management   .   tracks the flow of materials throughout the
                              hospital
                          .   automates the process of inventory control,
                              materials purchasing, stock requisitions and patient charging

   Clinical. Our clinical software automates record keeping and reporting for many clinical functions including laboratory, radiology, physical therapy, respiratory care, and pharmacy. These products eliminate tedious paperwork, calculations and written documentation while allowing for easy retrieval of patient data and statistics. Our clinical software:

   Laboratory Information
   Systems                .   provides an interface to laboratory analytical
                              instruments in order to
                              transfer results to nurse stations, mobile point-of-care systems and remote physician offices

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
                          .   allows users to receive orders from any
                              designated location, process orders and report results and maintain technical, statistical and account information

   Laboratory             .   provides an automated solution for reviewing test
   Instrument Interfaces      results and completing patient orders
                          .   reduces the amount of required manual data entry
                              thereby reducing the likelihood of human error
                          .   reduces time to process laboratory specimens

   Radiology              .   includes flash card printing, patient scheduling,
   Information Systems        transcription, patient indexing by X-Ray film
                              number, film tracking and location
                          .   receives patient data, patient locations and
                              other interdepartmental communications support

   Physical Therapy       .   communicates to nursing the appropriate
   and Respiratory Care       procedures and patient preparation instructions
                              from orders entered into the CPSI system
                          .   keeps a journal of the orders received and
                              processed
                          .   handles a variety of processing tasks after a
                              patient order is reviewed
                          .   allows a department to customize its results to
                              be sent back to nursing

   Pharmacy               .   allows the hospital pharmacist to enter and fill
                              physician orders
                          .   performs all of the functions related to patient
                              charging, general ledger upgrading, re-supply scheduling and inventory reduction/statistics maintenance
                          .   improves patient care by monitoring drug/drug and
                              food/drug interactions, allergy
                              contraindications, dosage ranges and duplicate therapy
                          .   produces drug education information for each
                              patient in an easy-to-read format

   Patient Care. Our patient care applications allow hospitals to create computerized "patient files" in place of the traditional paper file systems. This software enables physicians, nurses and other hospital staff to improve the quality of patient care through increased access to patient information, assistance with projected care requirements and feedback regarding patient needs. Our software also addresses current safety initiatives in the healthcare industry such as the transition from written prescriptions and physician orders to computerized physician order entry. Our patient care software:


   Order Entry / Results  .   automates the entry of patient charges
   Reporting              .   reduces "lost" charges and mistakes due to
                              legibility
                          .   increases efficiency of nursing stations
                          .   provides interactive, real time status reports
                              for orders

   Point-of-Care System   .   allows nurses to enter patient data into the
                              network at the patient's bedside thereby
                              eliminating the duplicate entry of information
                          .   utilizes touch-screen and wireless technology
                          .   makes patient information instantly available
                              throughout the entire hospital system

   Patient Acuity         .   categorizes patients according to an assessment
                              of the acuity of the illness, severity of the
                              symptoms, and projected nursing dependency
                          .   allows nurses to project the total character and
                              amount of care that should be provided to each
                              patient

   Chartlink(TM)          .   provides physicians with secure and interactive
                              access to patient information through a
                              hospital's website
                          .   provides for computerized physician order entry
                              including medication order entry

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

   Medication             .   verifies the accuracy of patient medication
   Verification               orders at a patient's bedside by comparing scans
                              of patient and medication bar codes against the medication orders and history for that patient
                          .   screens medication orders for possible patient
                              allergies and/or drug interactions


   Resident Assessment    .   allow  s nursing staff to complete time consuming
   Instruments                resident reporting requirements in an expeditious
                              and efficient manner
                          .   generates nursing care plans based on
                              deficiencies in the resident reports


   Hospital/Physician     .   provides physicians and their office
   Office Link                administrators with remote access to online, real
                              time, secure patient data such as insurance and billing information, diagnosis and procedure coding, discharge summaries, pharmacy profiles and other clinical and administrative information

   Enterprise Applications. We provide software applications that support the products described above and are useful to all areas of the hospital. These applications include: ad hoc reporting, automatic batch and real-time system backups, an integrated fax system, archival data repository, document scanning and Microsoft Office integration.

Outsourcing Services

   Electronic Billing. We provide electronic billing for customers at prices competitive with other electronic billing vendors. Once a customer processes patient insurance claims in our system, we then perform the electronic billing function with no other participation by hospital staff. With this service, customers need not prepare billing files or maintain interfaces with third-party software, thereby saving the customer both time and money.

   Statement Processing. Our customers may choose to have us prepare and distribute all patient billing statements. We use our knowledge of a customer's collection system to produce statements without requiring any actions on the part of the hospital data processing personnel. Because we can connect directly with a customer's system, the customer is not required to build and transfer files to us. All system enhancements are incorporated into the statement process without having to modify any third-party vendor interface. Like the electronic billing outsourcing, this service saves the customer both time and money.

   Business Office Outsourcing. We offer customers the option of using us to perform their primary business office functions, including patient billing and accounts receivable management. Using this service allows customers to reduce costs by employing fewer full time administrative employees.

Other Products and Services

   Application Service Provider. In some circumstances, we offer ASP services to customers via remote access telecommunications. As an application service provider, we store and maintain computer servers dedicated to specific customers which contain all of such customers' critical patient and administrative data. These customers access this information remotely through direct telecommunications connections with these servers. Customers who enter into an ASP service agreement with us pay a monthly fee for the benefit of this service.

   Internet Service Provider. As part of our total information solution, we can provide Internet connection services to our customers for a monthly fee. We also can provide web-site design and hosting services.

   Forms and Supplies. We offer our customers the forms that they need for their patient and financial records, as well as their general office supplies. Furnishing these forms and supplies helps us to achieve our objective of being a one-source solution for a hospital's complete healthcare information system requirements.

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

   Home Health Information System. In addition to hospital information systems, we also offer a comprehensive information system for use by home health agencies. Our home health system provides an advanced solution that includes both home care patient accounting/billing and remote home care documentation and care tracking. The system is designed, developed and regularly enhanced to meet the needs and regulatory requirements that challenge home health agencies.

System Implementation and Training

   Conversion Services. When a customer purchases our system, we convert its existing data to the CPSI system. Our knowledge of hospital data processing, in conjunction with extensive in-house technical expertise, allows us to accomplish this task in a cost effective manner. When we install a new system, the data conversion has already occurred so that the system is immediately operational. Our goal is for each customer to be immediately productive in order not to waste time and money on the costly and inefficient task of maintaining the same data on parallel systems. Our services also relieve the hospital staff of the time-consuming burden of data conversion.

   Training. In order to integrate the new system and to ensure its success, we spend approximately three weeks providing individualized training on-site at each customer's facility at the time of installation. We directly train all hospital users, including staff members and healthcare providers, during all hospital shifts in the use of hardware and software applications. In contrast, some of our competitors train only a hospital's training staff at an off-site location. We employ nurses and medical technicians in addition to our technical training staff in order to help us communicate more effectively with our customers during the training process.

Support Services

   Total System Support. We believe the quality of continuing customer support is one of the most critical considerations in the selection of an information system provider. We provide hardware, technical and software support for all aspects of our system which gives us the flexibility to take the necessary course of action to resolve any issue. Unlike our competitors who use third-party services for hardware and software support, we provide a single, convenient and efficient resource for all of our customers' system support needs. In order to minimize the impact of a system problem, we train our customer service personnel to be technically proficient, courteous and prompt. Because a properly functioning information system is crucial to a hospital's operations, our support teams are available 24 hours a day to assist customers with any problem that may arise. Customers can also use the Internet to directly access our support system. This allows customers to communicate electronically with our support teams at any time. With approximately 433 employees who provide customer service and support, we currently have a one to one support staff to customer ratio.

   User Group. All of our customers are members of our user group from which we solicit feedback regarding our products. We host a national user group meeting annually. We have also organized several active regional user groups which meet on a semi-annual basis. These groups meet to discuss and recommend product modifications and improvements which they then evaluate and prioritize. Upon confirming that the desired improvements are technically feasible, we agree to allocate a significant amount of programming time each year to undertake the requested modification or improvement. The majority of our product enhancements originate from suggestions from our customers through the user group structure.

   Software Releases. We are committed to providing our customers with software and technology solutions that will continue to meet their information system needs. To accomplish this purpose, we continually work to enhance and improve our application programs. As part of this effort, we typically release two major software updates each year at no additional cost to our customers. We design these enhancements to be seamlessly integrated into each customer's existing CPSI system. The benefit of these enhancements is that each customer, regardless of its original installation date, uses the most advanced CPSI software available. Through this process, we can keep our customers up-to-date with the latest operational innovations in the healthcare industry as well as changing governmental regulatory requirements. Another benefit of this "one system" concept is that our customer service teams can be more effective in responding to customer needs because they maintain a complete understanding of and familiarity with the one system that all customers use.

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

   Purchasing a new information technology system requires the expenditure of a substantial amount of capital and other resources, and many customers are concerned that these systems will become obsolete as technology changes. Our periodic product updates eliminate our customers' concerns about system obsolescence. We believe providing this benefit is a strong incentive for potential customers to select our products over the products of our competitors.

   Hardware Replacement. As part of our customer service effort, we are also committed to promptly replacing (instead of repairing) malfunctioning system hardware in order to minimize the effect of operational interruptions. By providing all hardware used in our system, we believe we are better able to meet and address all of the information technology needs of our customers.

Technology

   Operating Systems and Server Platform. We utilize Intel-based servers running industry standard "open systems," including Unix and Microsoft Windows 2000 Server operating systems.

   ClientWare(R) Networking. Our ClientWare(R) application integrates the UNIX and Microsoft operating systems. This integration brings together the strengths of both operating environments. The processing power of UNIX combined with the communication capabilities of Microsoft Windows creates an information system that allows the use of familiar "point and click" processing. This architecture also facilitates integration of other Microsoft software and provides expanded opportunities for the inclusion of new technologies without sacrificing system reliability or performance.

   Wireless Technology. Traditional workstations were designed around access to electrical and network outlets. We now use wireless networking technology to connect computers to the CPSI system. This allows customers to use mobile computers and to place stationary computers in locations for optimum convenience and ease of use. We incorporate wireless laptop and hand held computers into our system. Convenient to carry and use, these mobile computers allow effective data collection and real-time access to patient information from practically anywhere in the hospital. Information efficiently collected will then be more quickly accessible by other caregivers throughout the hospital.

   Point-of-Care Stations. Since 1990, we have used "point-of-care stations" which allow nurses to enter information into the system at a patient's bedside. These stations consist of compact computers on individual data entry stations that are lightweight, durable and easy to maneuver. We incorporate our wireless networking capabilities into these stations in order to provide extended range and mobility.

   Touch Sensitive Displays. Data entry is made easier through the use of touch sensitive displays. With this technology work areas are free of the traditional keyboard and mouse associated with most personal computers. Touch screens are also more efficient for users who are not proficient in computer skills.

   Voice Transcription. We offer voice transcription software capable of learning an individual physician's speech patterns. Computerized transcription stations can then transcribe documents dictated by physicians. The resulting reduction in time required to input patient data and prepare patient documents positively impacts the quality of patient care by providing caregivers with faster access to the most up-to-date patient information.

   Biometric Recognition. As unique as each individual, a fingerprint cannot be duplicated, making it one of the most secure methods of verifying a person's identity. Because of the sensitivity of healthcare information and proposed federal security requirements, we have incorporated licensed fingerprint identification technology as an option for our systems. When a user signs on to the system, he or she must scan his or her fingerprint as well as enter a traditional password. The system rapidly responds with the confirmation or rejection of the user's identity.

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

Research and Development

   We are continually working to improve and enhance the CPSI system and to develop new products and services for our system. The primary source of ideas for improvements to our products and services comes from our customers through our national user group. We believe our interaction with customers and their communication with each other is the most efficient way to learn about and respond to changes in the healthcare operating environment. This approach to research and development allows us to quickly adapt to technology advances and improve our products and services to better serve the needs of our customers.

   Our management and customer support and service teams play a significant role in product development by continually monitoring the needs and desires of our customers and our market. In addition to our customer support and service teams, we currently have five employees whose sole function is the development of financial and enterprise software products and 14 employees whose sole function is the development of clinical software products. Finally, we currently have eight full-time research and development employees whose function is to develop new uses for and applications of technology available in the marketplace.

Customers, Sales and Marketing

   Primary Market. The primary market for our information system consists of small and midsize hospitals of 300 or fewer acute care beds. In the United States, there are approximately 4,200 hospitals in this size range. In addition, we market our products to small specialty hospitals in the United States that focus on discrete medical areas such as surgery, rehabilitation and psychiatry. As of January 31, 2002, we have installed our system in over 400 facilities in 45 states and the District of Columbia. Approximately 92% of these existing customers are hospitals consisting of 100 acute care beds or less. Our goal is to increase sales to hospitals consisting of 100 to 300 acute care beds. We are planning to increase our sales staff in order to better penetrate this group of potential customers. The following table provides information about our current customer base as of January 31, 2002:

                                                  Percentage of
                                      Current         CPSI
                                   CPSI Customers   Customers
                                   -------------- -------------
                Less than 100 beds      370             92%
                100-200 beds......       28              7
                201-300 beds......        4              1
                                        ---            ---
                 Total............      402            100%
                                        ===            ===

   Sales Staff. Most of our new customers are referrals from our existing customers, thereby reducing the need for a large sales force. Currently, we have 13 employees dedicated to direct sales, seven of whom concentrate on new prospects, and six of whom are responsible for the sale of additional products and services to existing customers. We hire our sales representatives from our existing employees. All of our current sales representatives have at least five years of prior experience in installation, training and customer support. While centrally based at our headquarters in Mobile, our sales representatives have defined geographic territories in the United States in which to target new customers. A significant portion of the compensation for all sales personnel is performance based.

   Marketing Strategy. Our primary marketing strategy is to generate referrals from our existing customers and directly solicit potential users through presentations at industry seminars and trade shows. We also advertise in various healthcare industry trade publications. For hospitals that we have targeted as potential customers, most of our direct sales efforts involve site visits and meetings with hospital management. The typical sales cycle of a healthcare information system usually takes six to eighteen months from the time of initial contact to the signing of a contract. Therefore, we believe it is important for our sales staff to dedicate a substantial amount of time and energy to building relationships with potential new customers. We do not conduct extensive marketing activities and promotions because hospitals are easily identified, finite in number and generally send a request for proposal to vendors when they contemplate the purchase of a hospital information system.

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Competition

   The market for our products and services is competitive, and we expect additional competition from established and emerging companies in the future. Our market is characterized by rapidly changing technology, evolving user needs and the frequent introduction of new products. We believe the principal competitive factors that hospitals consider when choosing between us and our competitors are:

  .  product features, functionality and performance;

  .  level of customer service and satisfaction;

  .  ease of integration and speed of implementation;

  .  product price;

  .  knowledge of the healthcare industry;

  .  sales and marketing efforts; and

  .  company reputation.

   Our principal competitors are Meditech and HMS. Meditech and HMS compete with us directly in our target market of small and midsize hospitals. These companies offer products and systems which are comparable to our system and address the needs of hospitals in the markets we serve.

   Our secondary competitors include McKesson Corporation, Quadramed Corp., Cerner Corporation and Siemens Corporation. These companies are significantly larger than we are, and they typically sell their products and services to larger hospitals outside of our target market. However, they will sometimes compete directly with us. We also face competition from providers of practice management systems, general decision support and database systems and other segment-specific applications, as well as from healthcare technology consultants. Any of these companies as well as other technology or healthcare companies could decide at any time to specifically target hospitals within our target market.

   A number of existing and potential competitors are more established than we are and have greater name recognition and financial, technical and marketing resources than we have. Products of our competitors may have better performance, lower prices and broader market acceptance than our products. We expect that competition will continue to increase.

Internal Controls

   We have developed and maintain an automated enterprise management system which permits us to manage not only all of our internal management, accounting and personnel functions, but also all information relating to each customer's information system. Our system maintains detailed records of all information regarding each customer's system, including all system specifications, service history and customer communications, among other things. This internal control system helps us to more effectively respond to customer support needs through complete and current system information and through situation-based problem solving.

Intellectual Property

   We regard some aspects of our internal operations, software and documentation as proprietary, and rely primarily on a combination of contract and trade secret laws to protect our proprietary information. We believe, because of the rapid pace of technological change in the computer software industry, trade secret and copyright protection is less significant than factors such as the knowledge, ability and experience of our employees, frequent software product enhancements and the timeliness and quality of support services. We cannot guarantee that these protections will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

   We do not believe our software products or other CPSI proprietary rights infringe on the property rights of third parties. However, we cannot guarantee that third-parties will not assert infringement claims against us with respect to current or future software products or that any such assertion may not require us to enter into royalty arrangements or result in costly litigation.

Employees

   As of January 31, 2002, we had 559 employees, all but three of whom are located at our offices in Mobile, Alabama. Our employees can be grouped according to the following general categories: 338 in financial and clinical software services and support, 95 in information technology services and support, 54 in programming, 25 in sales and marketing and 30 in administration. Our general practice is to recruit recent college graduates for entry-level positions and then promote these individuals within the organization to fill vacancies in higher positions. We also hire nurses and other medically-trained professionals in connection with our support services.

   Since 1991, we have maintained a non-qualified profit sharing plan under which all full-time employees with three years of uninterrupted service are eligible to participate, other than executive officers and commissioned salespeople. The plan is designed to provide each eligible employee with an annual cash bonus based on our profitability. Each eligible employee receives a pro rata share of the amount of cash distributed under the profit sharing plan based on the amount of their base salary compared to the sum of the salaries of all participating employees. Our profit sharing plan is not a qualified plan for tax purposes or a guaranteed benefit. Contributions to the plan are made periodically at the discretion of the board of directors. During 2001, we distributed approximately $2.2 million under this profit sharing plan. We plan to continue to make distributions under the profit sharing plan based on our profitability.

   We are fortunate to have a high rate of employee retention, with our senior management having an average tenure in excess of 13 years. Our performance depends in significant part on our ability to attract, train and retain highly qualified personnel. None of our employees are represented by a labor union, and we believe our relations with our employees are good.

Properties

   Our corporate headquarters and executive offices are located on a 28-acre campus in Mobile, Alabama. We occupy approximately 99,500 square feet of space in seven buildings. Our main building consists of approximately 66,000 square feet of space. We also have five additional buildings each consisting of approximately 6,000 square feet. Each of these smaller buildings is designed to accommodate a team of employees assigned to install and support a particular software application. We also occupy a building consisting of approximately 3,500 square feet of space which houses our dedicated research and development staff.

   We lease approximately 16.5 acres and all of our buildings (other than the research and development building) from CP Investments, Inc., an Alabama corporation, the stockholders of which are also some of the stockholders of CPSI. Our lease with CP Investments, Inc. expires in April 2012. The research and development building is leased from DJK, LLC, a limited liability company owned by Dennis Wilkins, a principal stockholder and a director of CPSI. Our lease with DJK, LLC also expires on in April 2012. In 1999, we purchased approximately 11.5 acres of undeveloped real property adjacent to our primary premises in order to accommodate future growth. That property is subject to a mortgage securing the indebtedness we incurred to purchase the property. We will repay that indebtedness using net proceeds from this offering.

   We are currently expanding our facilities with the addition of two new buildings dedicated to programming and support of our software applications and a new storage facility. Taking into consideration this expansion, we believe our existing facilities will be sufficient to meet our needs until the end of 2002. At that time we believe we will need to construct additional facilities on the undeveloped portion of our campus in order to accommodate our expansion needs.

Legal Proceedings

   We have no pending litigation.

                                  MANAGEMENT

Directors and Officers

   The following table sets forth information about our executive officers and members of our board of directors:

Name                       Age Position
----                       --- --------
John Morrissey(1)......... 60  Chairman of the Board and Director
Dennis P. Wilkins(1)...... 53  Director
M. Kenny Muscat(1)........ 55  Director
Ernest F. Ladd, III(2).... 61  Director
W. Austin Mulherin, III(2) 36  Director
William R. Seifert, II(2). 53  Director
David A. Dye.............. 32  President, Chief Executive Officer and Director
J. Boyd Douglas........... 35  Executive Vice President, Chief Operating Officer
                               and Director
M. Stephen Walker......... 52  Vice President--Finance and Chief Financial Officer
Victor S. Schneider....... 43  Vice President--Sales and Marketing
Mellissa Hammons.......... 45  Vice President--Financial Software Services
Thomas W. Peterson........ 50  Vice President--Clinical Software Services
Patrick A. Immel.......... 31  Vice President--Information Technology Services

--------
(1) Member of the Executive Committee
(2) Member of the Audit Committee

   John Morrissey has been a director since 1999, and he was appointed as Chairman of the board of directors in February 2002. Mr. Morrissey served as our Vice President, Sales and Marketing from January 1985 until his retirement in June 1999.

   Dennis P. Wilkins is one of our founders and has served as a director since our formation in 1979. From 1979 until his retirement in June 1999, Mr. Wilkins served as our President.

   M. Kenny Muscat is one of our founders and has served as a director since our formation in 1979. From 1979 until his retirement in June 1999, Mr. Muscat served as our Executive Vice President.

   Ernest F. Ladd, III was elected as a director in February 2002. From 1979 until his retirement in 1997, Mr. Ladd was employed by Dravo Corporation, a national producer and marketer of chemical products, serving most recently as its Executive Vice President and Chief Financial Officer since 1988. Mr. Ladd is currently a director of Regions Bank of Mobile, a subsidiary of Regions Financial Corporation. In addition, Mr. Ladd serves as President of Junior Achievement of Mobile, Inc., a non-profit, charitable organization. Mr. Ladd is chairman of the audit committee.

   W. Austin Mulherin, III was elected as a director in February 2002. Since 1991, Mr. Mulherin has practiced law, handling a variety of litigation and business matters for public and private companies. He has been a partner in the law firm of Frazer, Greene, Upchurch & Baker, LLC since 1998.

   William R. Seifert, II was elected as a director in February 2002. Since 1994, Mr. Seifert has served as Executive Vice President of AmSouth Bank with responsibility for 48 branch offices in south Alabama and south Louisiana.

   David A. Dye has served as our President and Chief Executive Officer since July 1999. He was elected as a director in March 2002. Mr. Dye began his career with us in May 1990 as a Financial Software Support Representative. From that time until June 1999, he worked for us in various capacities, including as Manager of

Financial Software Support, Director of Information Technology and most recently as our Vice President supervising the areas of sales, marketing and information technology.

   J. Boyd Douglas has served as our Executive Vice President and Chief Operating Officer since July 1999. He was elected as a director in March 2002. Mr. Douglas began his career with us in August 1988 as a Financial Software Support Representative. From May 1990 until November 1994, Mr. Douglas served as Manager of Electronic Billing, and from December 1994 until June 1999, he held the position of Director of Programming Services.

   M. Stephen Walker has served as our Vice President--Finance, Chief Financial Officer, Secretary and Treasurer since July 1999. From February 1991 until June 1999, Mr. Walker served as our controller with primary responsibility for all of our accounting functions.

   Victor S. Schneider has served as our Vice President--Sales and Marketing since July 1999. Mr. Schneider is responsible for overseeing all of our sales and marketing efforts. Mr. Schneider began his career with us in June 1983 as Sales Manager. He served in that capacity until January 1997 when he was promoted to Sales Director.

   Mellissa Hammons has served as our Vice President--Financial Software Services since July 1999. Ms. Hammons is responsible for overseeing all aspects of the installation and support of our financial software products. Since beginning her career with us in 1985 as a Financial Software Support Representative, Ms. Hammons has worked in various positions in our Financial Software Services Division including Manager and Director of that division.

   Thomas W. Peterson has served as our Vice President--Clinical Software Services since July 1999. Mr. Peterson is responsible for overseeing all aspects of the installation and support of our clinical software products. Since beginning his career with us in 1988 as a Clinical Software Support Representative, Mr. Peterson has worked in various positions in our Clinical Software Services Division including Manager and Director of that division.

   Patrick A. Immel has served as our Vice President--Information Technology Services since January 2000. Mr. Immel is responsible for overseeing technical hardware and support and hardware research and development. Mr. Immel began his career with us in July 1993 as a Financial Software Support Representative. Since that time, Mr. Immel has served as a programmer, Manager of Technical Support and most recently as Director of Information Technology Services.

Employment Agreements

   We have no employment agreements with any of our executive officers.

Board Committees

   Our board of directors has authority to appoint committees to perform certain management and administrative functions. In February 2002, our board of directors established the following committees:

   Executive Committee. The executive committee consists of Messrs. Morrissey, Muscat and Wilkins. Mr. Morrissey is the chairman. Between meetings of the board of directors and while the board of directors is not in session, the executive committee has all the powers and can exercise all the duties of the entire board of directors relating to the management of the business and affairs of CPSI. The executive committee, however, is prohibited from taking certain actions, including, but not limited to, approving distributions and filling vacancies on the board.

   Audit Committee. The audit committee currently consists of Messrs. Ladd, Seifert and Mulherin, with Mr. Ladd serving as its chairman. Our audit committee is responsible for overseeing our financial reporting process; reviewing the financial reports and other financial information provided by us to any governmental or regulatory body, the public or any other third-party; reviewing and discussing the quality and adequacy of our systems of internal accounting and financial controls with management and the outside auditors; reviewing the results of the outside auditors' annual audit, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; reviewing our audited financial statements and discussing the statements with management and the outside auditors; reviewing with the outside auditors our interim financial results to be included in our quarterly reports; reviewing the audit reports submitted by the outside auditors; reviewing the performance of our outside auditors; reviewing and discussing disclosures by outside auditors concerning relationships with us; making recommendations that concern oversight of the independence of our outside auditors; annually recommending outside auditors; annually assessing and reviewing the adequacy of the audit committee's charter; and preparing such reports or statements as may be required by Nasdaq or the securities laws.

Director Compensation

   Beginning in 2002, each of our non-employee directors will be paid an annual fee of $10,000 for service as a director and will be paid an additional fee of $2,000 for attendance at each regular quarterly meeting of directors. We also reimburse directors for their expenses incurred in attending any meeting of directors.

Executive Compensation

   The following table sets forth all compensation awarded to, earned by or paid to our Chief Executive Officer and our four next most highly compensated executive officers for the year ended December 31, 2001.

                          Summary Compensation Table

                                                                  All Other
 Name and Principal Position                  Salary  Bonus(1) Compensation(2)
 ---------------------------                 -------- -------- ---------------
 David A. Dye............................... $240,000 $260,000     $2,000
 President, CEO and Director

 J. Boyd Douglas............................  180,000  195,000      2,000
 Executive Vice President, COO and Director

 M. Stephen Walker..........................  180,000  195,000      2,000
 Vice President--Finance and CFO

 Victor S. Schneider........................  168,000  182,000      2,000
 Vice President--Sales and Marketing

 Mellissa Hammons...........................  168,000  182,000      2,000
 Vice President--Financial Software Services

--------
(1) Discretionary bonuses were paid in 2001 to these employees to allow them to service their obligations under loans incurred to finance their respective purchases of shares of our common stock from other stockholders. See "Principal and Selling Stockholders."
(2) The amounts shown in this column represent our contributions to our 401(k) retirement plan for each of these employees.

Stock Option Grants in Last Fiscal Year

   We granted no stock options during 2001.

Aggregated Options Exercised in Last Fiscal Year and Fiscal Year-end Option
Values

   No stock options were exercised by any executive officer in 2001, and no stock options were outstanding as of December 31, 2001.

2002 Stock Option Plan

   Our 2002 Stock Option Plan will become effective as of the date on which our common stock is registered pursuant to the Securities Exchange Act of 1934. The plan provides for the granting of incentive stock options and non-qualified stock options. We will reserve 1,165,333 shares of common stock for issuance under the plan. The aggregate number of shares of common stock subject to
awards granted under the plan in any fiscal year may not exceed        shares
of common stock. The plan provides for the grant of options to purchase shares of our common stock to any of our full or part-time employees, including officers and directors who are also employees.

   The plan will be administered by our board of directors or by a committee comprised of two or more non-employee directors which has the authority to select the persons to whom awards are granted, to determine the exercise price and the number of shares of common stock covered by such awards, and to set the other terms and conditions of such awards. The board or the committee will also have the authority to adopt, amend and rescind rules and regulations that, in its opinion, may be advisable in the administration of the plan.

   The exercise price of a stock option granted under the plan cannot be less than 100% of the fair market value of our common stock on the date the option is granted. Any incentive stock option granted to a holder of 10% or more of our common stock must have an exercise price not less than 110% of the fair market value of our common stock on the grant date and may not have a term longer than five years.

   Our plan has a term of ten years. The expiration of the term of the plan will not affect the rights under any outstanding options held by a participant without that participant's consent. Our board of directors may amend, alter, suspend, discontinue or terminate the plan at any time, except that the board may not, without stockholder approval, adversely affect the rights of the holder of such option without the consent of the holder or beneficiary.

   Each option granted under the plan will be evidenced by an option agreement that will establish the specific terms of such option. Each option shall expire not more than ten years from the date of the granting thereof, but shall be subject to earlier termination as may be provided in the option agreement.

   The options and stock awards granted under the plan will vest as determined by the board of directors or the committee.

   The plan also provides that the right of any option holder to exercise an option granted to him or her shall not be assignable or transferable by the option holder other than by will or the laws of descent and distribution, except as otherwise permitted in the option agreement.

   An option granted to an employee who ceases to be an employee for any reason, other than by death or permanent and total disability, may exercise options in the three-month period following such cessation, unless the options terminate or expire sooner or later by their terms. Options may be exercised for up to twelve months after an employee's relationship with us ceases due to death or disability, unless such options expire sooner or later by their terms.

   Under the terms of our plan, if there is a change of control (as defined in the plan), or in the event that our board proposes that we enter into a transaction that would result in a change of control, the board or the committee may in its discretion, by written notice to a participant, provide that the participant's options will be terminated unless exercised within a specified period. The board or the committee also may in its discretion, by written notice to a participant, provide that the participant's options shall be fully exercisable as to all or some of the shares of common stock covered by that participant's options or that some or all of the restrictions on any of that participant's options may lapse in the event of a change of control.

   Initial Option Grants. Effective on the date of the completion of the offering, we will grant to all of our full-time employees options to acquire a total of 466,133 shares of our common stock. The exercise price for these
options will be $       per share, the initial public offering price of our
common stock. These options cover 40% of the total number of shares reserved for issuance under the plan.

   The options will have a term of seven years and will vest over a five year period. For our seven executive officers, the options will vest and become exercisable 100% on the fifth anniversary of the grant date. For all other employees, the options will vest and become exercisable 50% on the third anniversary of the grant date and 50% on the fifth anniversary of the grant date.

   The number of shares covered by the initial option grant to each individual employee has been determined based on each employee's salary, adjusted for years of service, as a percentage of the aggregate salaries of all full-time employees. In order to reward employees for years of service, each employee will be credited with an additional $10,000 of salary for each full year of service with us.

   The number of shares subject to the initial option grants to each executive officer listed in the Summary Compensation Table is as follows:

                      Name                Number of Shares
                      ----                ----------------
                      David A. Dye.......      3,770
                      J. Boyd Douglas....      3,954
                      M. Stephen Walker..      3,062
                      Victor S. Schneider      3,741
                      Mellissa Hammons...      3,531

401(k) Plan

   Effective January 1994, we adopted a tax-qualified employee savings plan under Section 401(k) of the Internal Revenue Code. Pursuant to the 401(k) plan, full time employees who have completed at least one year of service with CPSI may elect to reduce their current compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan is intended to qualify under Section 401(a) of the Internal Revenue Code, so that contributions by employees or us to the 401(k) plan, and income earned on the 401(k) plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us when made. We make matching contributions to each employee's account in an amount equal to the first $1,000 contributed by each employee, plus a discretionary amount that we determine each year.

Indemnification of Directors and Executive Officers and Limitation of Liability

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

   As permitted by Delaware law, our Certificate of Incorporation, which will become effective upon our reincorporation in Delaware, includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

   . for any breach of the director's duty of loyalty to us or our stockholders;

   . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

   . under Section 174 of the Delaware law regarding unlawful dividends, stock purchases or redemptions; or

   . for any transaction from which the director derived an improper personal benefit.

   As permitted by Delaware law, our Certificate of Incorporation and/or our Bylaws, which will become effective upon our reincorporation in Delaware, provide that:

   . we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, so long as such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of CPSI, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful;

   . we are permitted to indemnify our other employees to the extent that we indemnify our officers and directors, unless otherwise required by law or agreements to which we are a party;

   . we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; and

   . the rights conferred in our Certificate of Incorporation and Bylaws are not exclusive.

   Prior to the closing of this offering, we intend to enter into indemnity agreements with each of our current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our Certificate of Incorporation and our Bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   We lease the majority of our corporate headquarters campus from CP Investments, Inc., an Alabama corporation, the stockholders of which are also some of the stockholders of CPSI. In 2001, we paid total lease payments of
approximately $958,000 to CP Investments, Inc. On     , 2002, we entered into a
new lease with CP Investments, Inc., which expires in April 2012. For 2002, we will make lease payments in the amount of $988,200 with respect to this lease. The annual rent payable under this lease has been determined by an independent, third-party appraisal firm. The parties may agree, from time to time, to make adjustments in the annual rent payable under this lease based on subsequent third-party appraisals.

   We lease the remainder of our headquarters facilities, which is comprised of one building that houses our dedicated research and development staff, from
DJK, LLC, a limited liability company owned by Dennis Wilkins. On       , 2002,
we entered into a lease for this facility that expires in April 2012. Prior to that time we paid only the expenses associated with the building. For 2002, we will make lease payments in the amount of $29,250 with respect to this lease. The annual rent payable under this lease has been determined by an independent, third party appraisal firm.

                      PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth certain information with respect to the beneficial ownership of our outstanding common stock as of December 31, 2001, and as adjusted to reflect the sale of the shares of common stock offered hereby, for each of the following persons:

  . each person or entity who is known by us to own beneficially more than 5% of the common stock;

  .  each of our directors;

  .  each of our executive officers listed in the Summary Compensation Table;

  .  all of our directors and executive officers as a group; and

  .  each of the selling stockholders.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Except as otherwise noted, the stockholders named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated in the table, the address of each stockholder identified in the table c/o Computer Programs and Systems, Inc., 6600 Wall Street, Mobile, Alabama 36695.

                                              Shares Beneficially             Shares Beneficially
                                            Owned Prior to Offering           Owned After Offering
                                            ----------------------  Shares to -------------------
         Name of Beneficial Owner             Number        Percent  be Sold    Number     Percent
         ------------------------            ---------      ------- ---------  ---------   -------
Executive Officers and Directors:
Dennis P. Wilkins..........................  3,096,000       33.3%  1,244,398 1,851,602     17.7%
M. Kenny Muscat............................  1,204,000       13.0          -- 1,204,000     11.5
John Morrissey.............................    602,000        6.5          --   602,000      5.7
Ernest F. Ladd, III........................         --         --          --        --       --
W. Austin Mulherin, III....................         --         --          --        --       --
William R. Seifert, II.....................         --         --          --        --       --
David A. Dye...............................    215,000(1)     2.3          --   215,000      2.0
J. Boyd Douglas............................    215,000(1)     2.3          --   215,000      2.0
M. Stephen Walker..........................    129,000(1)     1.4          --   129,000      1.2
Victor S. Schneider........................    107,500(1)     1.2          --   107,500      1.0
Mellissa Hammons...........................    107,500(1)     1.2          --   107,500      1.0
Directors and executive officers as a group
  (13 persons).............................  5,891,000       63.4   1,244,398 4,646,602     44.3

Other Selling Stockholders:
John Heyer.................................    619,200        6.7%    136,224   482,976      4.6%
Bob O'Donnell (2)..........................    430,000        4.6      80,410   349,590      3.3
Bill Stillings.............................    430,000        4.6      47,300   382,700      3.6
Kevin P. Wilkins...........................    344,000        3.7     138,266   205,734      2.0
Tabitha M. Wilkins Olzinski................    344,000        3.7     138,266   205,734      2.0
Heyer Family Irrevocable Trust.............     68,800        0.7      15,136    53,664      0.5

   The following selling stockholders have granted the underwriters an option to purchase up to an aggregate of 450,000 additional shares of common stock to cover over-allotments, if any:

                                                     Shares Beneficially Owned
                                      Additional      After Exercise of Over-
                                   Shares Offered in     Allotment Option
                                    Over-allotment   ------------------------
           Name                         Option          Number        Percent
           ----                    -----------------   ---------      -------
    Dennis P. Wilkins.............      311,099      1,540,503         14.7%
    John Heyer....................       34,056        448,920          4.3
    Bob O'Donnell (2).............       20,102        329,488          3.1
    Bill Stillings................       11,825        370,875          3.5
    Kevin P. Wilkins..............       34,567        171,167          1.6
    Tabitha M. Wilkins Olzinski...       34,567        171,167          1.6
    Heyer Family Irrevocable Trust        3,784         49,880          0.5

--------
(1) These shares were purchased from other stockholders. Each of these employees borrowed 100% of the purchase price for these shares. As of the date of this prospectus, the principal amounts of these loans are as
    follows: Mr. Dye ($    ); Mr. Douglas ($    ); Mr. Walker ($    ); Mr.
    Schneider ($    ); and Ms. Hammons ($    ).
(2) The number of shares beneficially owned includes 64,500 shares owned by the O'Donnell Family Irrevocable Trust of 2002, of which Mr. O'Donnell is trustee.

                         DESCRIPTION OF CAPITAL STOCK

General

   Upon the completion of this offering, we will be authorized to issue 30,000,000 shares of common stock, $.001 par value.

Common Stock

   As of       , 2002, there were 9,288,000 shares of common stock outstanding held of record by 23 stockholders. The issued and outstanding shares of common stock are, and the shares of common stock being offered by us hereby will be upon payment therefor, validly issued, fully paid and nonassessable. The holders of outstanding shares of common stock are entitled to receive dividends out of funds legally available therefor at the times and in the amounts as our board of directors may from time to time determine. Shares of our common stock are neither redeemable nor convertible, and the holders thereof have no preemptive rights or other subscription rights to purchase any of our securities. Upon liquidation, dissolution or winding up of CPSI, the holders of common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders.

Provisions of our Certificate of Incorporation and Bylaws with Potential Anti-Takeover Effects

   Our Certificate of Incorporation and Bylaws, which will become effective upon our reincorporation in Delaware, include a number of provisions that may have the effect of deterring or impeding hostile takeovers or changes of control or management. These provisions include:

  . our board of directors is divided into three classes of directors with staggered three-year terms;

  . the board of directors fixes the size of the board, may create new directorships and may elect new directors to serve for the full term in which the new directorships were created;

  . all stockholder action must be effected at a duly called meeting of stockholders and not by written consent;

  .  there is no cumulative voting for directors;

  . the board of directors may adopt, amend, alter or repeal the bylaws without any vote or further action by the stockholders;

  . advance notice procedures are required with respect to stockholder proposals and the nominations of candidates for election as directors; and

  . indemnification of executive officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

   These provisions may have the effect of delaying or preventing a change of control. Note, however, that we have decided to opt-out of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions.

Transfer Agent And Registrar

   The transfer agent and registrar for our common stock will be First Union National Bank.

National Market Listing

   We intend to apply for listing of our common stock on the Nasdaq National Market under the symbol "CPSI."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to the completion of this offering, there has been no public market for our common stock. Sales of substantial amounts of our common stock in the public market after this offering could cause the market price of our common stock to fall and could limit our ability to raise equity capital on terms favorable to us.

   Upon the closing of this offering and based on shares outstanding as of
      , 2002, we will have an aggregate of 10,488,000 shares of common stock outstanding. Of these shares, the 3,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our "affiliates," as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. The remaining 7,488,000 shares of common stock held by our existing stockholders were issued and sold by us in private transactions, are restricted securities as defined under Rule 144, and may be sold in the public market only if registered or if there is an exemption from registration under Rule 144 promulgated under the Securities Act, which rule is summarized below. Subject to the lock-up agreements described below, subject to the provisions of Rule 144, and assuming no exercise of the underwriters' over-allotment option, additional shares will be available for sale in the public market at the following times:

     Number of Shares Date
     ---------------- ----
        2,548,568     180 days from the date of this prospectus
        4,939,432     At various times after 180 days from the date of this
                      prospectus

Rule 144

   In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, including an affiliate, who has beneficially owned shares of our common stock for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus (subject to any applicable lock-up agreement), a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will equal 104,880 shares immediately after this offering; or

  . the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of the sale is filed on Form 144, subject to certain restrictions.

   Sales of shares of our common stock under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. However, a person who has not been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell those shares under Rule 144(k) without regard to the manner of sale, public information, volume limitation or notice provisions of Rule
144. To the extent that shares were acquired from an affiliate of ours other than by gift, the person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate. Shares acquired from an affiliate by gift are deemed acquired for Rule 144's holding period requirement when they were acquired by the affiliate.

Lock-up Agreements

   All of our directors, officers and existing stockholders who will hold 7,488,000 shares of common stock in the aggregate after the offering, have agreed that they will not, without the prior written consent of the representatives of the underwriters, offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock for a period of 180 days from the date of this prospectus, except in the case of the exercise of the underwriters' over-allotment option. See "Underwriting."

   Likewise, we have agreed that we will not, without the prior written consent of the representatives of the underwriters, sell, grant any option for the sale of, or otherwise dispose of, any shares of our common stock during the 180-day period following the date of the prospectus, except we may grant options to purchase shares of common stock under our 2002 Stock Option Plan.

Stock Options and Warrants

   Except for options to be granted pursuant to our 2002 Stock Option Plan upon the completion of this offering, there will be no options or warrants to purchase shares of our common stock outstanding upon the completion of this offering.

                                 UNDERWRITING

   Subject to the terms and conditions of an underwriting agreement dated
      , 2002, the underwriters named below have severally agreed to purchase from us and the selling stockholders the number of shares indicated in the following table. Morgan Keegan & Company, Inc. and Raymond James & Associates, Inc. are the representatives of the underwriters.

                                                     Number
                   Underwriters                     of Shares
                   ------------                     ---------
                   Morgan Keegan & Company, Inc....
                   Raymond James & Associates, Inc.

   The underwriters propose to offer shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of
$       per share. The underwriters may allow, and these selected dealers may
re-allow, a concession of not more than $       per share to other brokers and
dealers.

   The underwriting agreement provides that the underwriters' obligations to purchase shares are subject to conditions contained in the underwriting agreement. The underwriters are obligated to purchase all of the shares of common stock that they have agreed to purchase under the underwriting agreement, other than those covered by the over-allotment option, if they purchase any shares.

   Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares of common stock included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of our common stock and the distribution of this prospectus. This prospectus is not an offer to sell nor a solicitation of any offer to buy any shares of common stock included in this offering in any jurisdiction where that would not be permitted or legal.

   The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

Underwriting Discount and Expenses

   The following table summarizes the underwriting discount to be paid to the underwriters by us and the selling stockholders.

                                                      Per  Total, without  Total, with
                                                     Share Over-allotment Over-allotment
                                                     ----- -------------- --------------
Underwriting discount to be paid to the underwriters
  by us.............................................
Underwriting discount to be paid to the underwriters
  by the selling stockholders.......................
     Total..........................................

   We will pay all expenses of the offering that we and the selling stockholders incur, except for the underwriting discount to be paid by the selling stockholders. We estimate that our total expenses of this offering,
excluding the underwriting discount, will be approximately $      .

Over-allotment Option

   The selling stockholders have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 450,000 additional shares of common stock at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise the option, each underwriter will become obligated, as long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares approximately proportionate to that underwriter's initial commitment as indicated in the table above. The selling stockholders will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased pursuant to the option, the underwriters will offer the additional shares on the same terms as those on which the other shares are being offered hereby.

Indemnification

   We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Lockup Agreement

   Except with respect to our grant of options pursuant to the 2002 Stock Option Plan, we and each of our officers, directors and other stockholders have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock, or common stock issuable upon exercise of options or warrants held by these persons, for a period of 180 days after the date of this prospectus, without the prior written consent of the representatives of the underwriters. This consent may be given at any time without public notice. With the exception of the underwriters over-allotment option, there are no present agreements between the representatives and us or any of our stockholders releasing us or them from these lock-up agreements prior to the expiration of the 180-day period.

Stabilization, Short Positions and Penalty Bids

   The underwriters may engage in over-allotment, syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock:

   . Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option, in whole or in part, or purchasing shares in the open market.

   . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

   . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

   . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

   These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Pricing of the Offering

   Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiations among us and the representatives of the underwriters. Among the primary factors considered in determining the initial public offering price were:

   .   prevailing market conditions;

   .   our historical performance and capital structure;

   .   the present stage of our development;

   . the market capitalization and stage of development of the other companies that we and the representatives of the underwriters believe to be comparable to our business; and

   .   estimates of our business potential and earnings prospects.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby will be passed upon for us by Maynard, Cooper & Gale, P.C., Birmingham, Alabama. Certain legal matters in connection with this offering will be passed upon for the underwriters by Bass, Berry & Sims PLC, Memphis, Tennessee.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our financial statements and schedule at December 31, 2001 and for the year then ended, as set forth in their reports. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

   Wilkins Miller, P.C., independent auditors, have audited our financial statements and schedule at December 31, 2000 and for each of the two years in the period ended December 31, 2000, as set forth in their reports. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Wilkins Miller, P.C.'s reports, given on their authority as experts in accounting and auditing.

                        CHANGE OF INDEPENDENT AUDITORS

   In December 2001, we changed our independent auditors from Wilkins Miller, P.C. to Ernst & Young LLP in connection with our decision to pursue this offering. In connection with the audits by Wilkins Miller, P.C. of our financial statements and schedule for the years ended December 31, 1999 and 2000, there were no disagreements with Wilkins Miller, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, nor any reportable events. The reports of Wilkins Miller, P.C. on the financial statements and schedule for the years ended December 31, 1999 and 2000 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. The decision to change auditors was approved by our board of directors. Neither we, nor someone on our behalf, consulted Ernst & Young LLP on the application of accounting principles or on the type of audit opinion that might be rendered on our financial statements. We have provided Wilkins Miller, P.C. with a copy of the disclosure contained in this section of this prospectus.

   Wilkins Miller, P.C. has furnished us with a letter addressed to the SEC stating that it agrees with the above statements. A copy of such letter dated March 21, 2002, is filed as Exhibit 16.1 to our registration statement on Form S-1.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. For further information regarding us and our common stock, please refer to the registration statement and exhibits and schedules filed as part of the registration statement. Each statement in this prospectus referring to a contract, agreement or other document filed as an exhibit to the registration statement is qualified in all respects by the filed exhibit.

   You may read and copy all or any portion of the registration statement or any other information that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings, including the registration statement, are also available to you on the SEC's web site located at www.sec.gov.

   Upon completion of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will file periodic reports, proxy statements and other information with the SEC.

   We intend to provide our stockholders with annual reports containing financial statements audited by an independent public accounting firm and to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each year.

                      COMPUTER PROGRAMS AND SYSTEMS, INC.

                             FINANCIAL STATEMENTS

                               DECEMBER 31, 2001

                                   CONTENTS

                     Report of Independent Auditors.... F-2


                     Audited Financial Statements

                     Balance Sheets.................... F-4
                     Statements of Income.............. F-5
                     Statements of Stockholders' Equity F-6
                     Statements of Cash Flows.......... F-7
                     Notes to Financial Statements..... F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Computer Programs and Systems, Inc.

   We have audited the accompanying balance sheet of Computer Programs and Systems, Inc. as of December 31, 2001, and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Computer Programs and Systems, Inc. at December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.
                                             Ernst & Young LLP

Birmingham, Alabama
February 15, 2002,
except for Note 12, as to which the date is , 2002

   The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 12 to the financial statements.

                                             /s/ Ernst & Young LLP
Birmingham, Alabama
March 21, 2002

             REPORT OF WILKINS MILLER, P.C., INDEPENDENT AUDITORS

The Board of Directors
Computer Programs and Systems, Inc.

   We have audited the accompanying balance sheet of Computer Programs and Systems, Inc. as of December 31, 2000, and the related statements of income, stockholders' equity and cash flows for the years ended December 31, 1999 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Computer Programs and Systems, Inc. at December 31, 2000, and the results of its operations and its cash flows for the years ended December 31, 1999 and 2000, in conformity with accounting principles generally accepted in the United States.

                                          Wilkins Miller, P.C.

Mobile, Alabama
February 16, 2001,
except for Note 12, as to which the date is , 2002

   The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 12 to the financial statements.

                                          /s/  Wilkins Miller, P.C.

Mobile, Alabama
March 21, 2002

                      COMPUTER PROGRAMS AND SYSTEMS, INC.

                                BALANCE SHEETS

                                                                             December 31
                                                                -------------------------------------
                                                                                           Pro Forma
                                                                   2000         2001         2001
                                                                -----------  -----------  -----------
                                                                                          (Unaudited)
Assets
Current assets:
 Cash and cash equivalents..................................... $ 1,033,148  $ 2,018,643  $ 2,018,643
 Accounts receivable, net of allowance for doubtful accounts of
   $479,000 and $532,000 for 2000 and 2001, respectively.......   7,752,356    8,107,467    8,107,467
 Financing receivables, current portion........................     259,293      769,423      769,423
 Inventories...................................................   1,130,192    1,126,353    1,126,353
 Deferred tax assets...........................................          --           --    1,012,999
 Prepaid expenses..............................................     292,917      196,276      196,276
                                                                -----------  -----------  -----------
Total current assets...........................................  10,467,906   12,218,162   13,231,161
Property and equipment:
 Land..........................................................     936,026      936,026      936,026
 Maintenance equipment.........................................   2,108,543    2,114,224    2,114,224
 Computer equipment............................................   2,469,743    2,906,476    2,906,476
 Office furniture and equipment................................     604,080      793,576      793,576
 Automobiles...................................................      52,811       89,934       89,934
                                                                -----------  -----------  -----------
                                                                  6,171,203    6,840,236    6,840,236
 Less accumulated depreciation.................................  (2,504,081)  (2,805,709)  (2,805,709)
                                                                -----------  -----------  -----------
Net property and equipment.....................................   3,667,122    4,034,527    4,034,527
Financing receivables..........................................     379,740      998,797      998,797
                                                                -----------  -----------  -----------
Total assets................................................... $14,514,768  $17,251,486  $18,264,485
                                                                ===========  ===========  ===========
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
 Current portion of note payable............................... $    80,432  $    86,185  $    86,185
 Accounts payable..............................................   1,240,398    1,033,349    1,033,349
 Deferred revenue..............................................   1,414,204    1,601,130    1,601,130
 Sales, income and use taxes payable...........................   1,393,604    1,879,939    1,879,939
 Accrued vacation..............................................   1,002,243    1,075,450    1,075,450
 Health insurance reserves.....................................     179,600      288,153      288,153
 Accrued retirement benefits...................................     333,473      375,412      375,412
 Accrued stockholders' distributions...........................          --           --   12,200,000
 Other accrued liabilities.....................................     165,608      211,774      211,774
                                                                -----------  -----------  -----------
Total current liabilities......................................   5,809,562    6,551,392   18,751,392
Note payable...................................................     749,024      663,712      663,712
Stockholders' equity:
 Common stock, par value $0.001 per share; 30,000,000 shares
   authorized, 9,288,000 shares issued and outstanding.........       9,288        9,288        9,288
 Additional paid-in capital....................................     109,811      109,811      109,811
 Retained earnings (deficit)...................................   7,837,083    9,917,283   (1,269,718)
                                                                -----------  -----------  -----------
Total stockholders' equity (deficit)...........................   7,956,182   10,036,382   (1,150,619)
                                                                -----------  -----------  -----------
Total liabilities and stockholders' equity..................... $14,514,768  $17,251,486  $18,264,485
                                                                ===========  ===========  ===========

See accompanying notes.

                      COMPUTER PROGRAMS AND SYSTEMS, INC.

                             STATEMENTS OF INCOME

                                                                     Year ended December 31
                                                             -------------------------------------
                                                                1999         2000         2001
                                                             -----------  -----------  -----------
Sales revenues:
 Systems and services....................................... $49,626,173  $46,859,725  $56,172,776
 Outsourcing................................................     903,467    2,362,172    3,493,629
                                                             -----------  -----------  -----------
Total sales revenues........................................  50,529,640   49,221,897   59,666,405

Costs of sales:
 Systems and services.......................................  29,253,768   29,979,117   34,133,115
 Outsourcing................................................     641,643    1,507,717    2,108,672
                                                             -----------  -----------  -----------
Total costs of sales........................................  29,895,411   31,486,834   36,241,787
                                                             -----------  -----------  -----------
Gross profit................................................  20,634,229   17,735,063   23,424,618

Operating expenses:
 Sales and marketing........................................   4,649,805    4,477,144    5,104,906
 General and administrative.................................   7,243,851    8,602,745    9,843,543
                                                             -----------  -----------  -----------
Total operating expenses....................................  11,893,656   13,079,889   14,948,449
                                                             -----------  -----------  -----------
Operating income............................................   8,740,573    4,655,174    8,476,169

Other income (expense):
 Interest income............................................      82,082       91,315      125,881
 Miscellaneous income.......................................     146,003      214,360      153,892
 Interest expense...........................................     (31,959)     (69,313)     (75,742)
                                                             -----------  -----------  -----------
Total other income..........................................     196,126      236,362      204,031
                                                             -----------  -----------  -----------
Net income.................................................. $ 8,936,699  $ 4,891,536  $ 8,680,200
                                                             ===========  ===========  ===========

Weighted average shares outstanding--basic and diluted......   9,288,000    9,288,000    9,288,000
                                                             ===========  ===========  ===========
Net income per share--basic and diluted..................... $      0.96  $      0.53  $      0.93
                                                             ===========  ===========  ===========
Unaudited pro forma income data:
 Net income as reported..................................... $ 8,936,699  $ 4,891,536  $ 8,680,200
 Pro forma income taxes.....................................   3,323,719    1,826,436    3,231,501
                                                             -----------  -----------  -----------
 Pro forma net income....................................... $ 5,612,980  $ 3,065,100  $ 5,448,699
                                                             ===========  ===========  ===========
 Pro forma net income per share--basic and diluted (based on
   9,288,000 weighted average shares)....................... $      0.60  $      0.33  $      0.59
                                                             ===========  ===========  ===========
 Pro forma net income per share--basic and diluted (based on
   9,685,135 weighted average shares and reflecting the
   S corporation distribution--see Note 3)..................                           $      0.56
                                                                                       ===========


See accompanying notes.

                      COMPUTER PROGRAMS AND SYSTEMS, INC.

                      STATEMENTS OF STOCKHOLDERS' EQUITY

                                              Additional                  Total
                                       Common  Paid-In    Retained    Stockholders'
                              Shares   Stock   Capital    Earnings       Equity
                             --------- ------ ---------- -----------  -------------
Balance at December 31, 1998 9,288,000 $9,288  $109,811  $ 6,119,708   $ 6,238,807
 Net income.................        --     --        --    8,936,699     8,936,699
 Dividends..................        --     --        --   (6,110,860)   (6,110,860)
                             --------- ------  --------  -----------   -----------
Balance at December 31, 1999 9,288,000  9,288   109,811    8,945,547     9,064,646
 Net income.................        --     --        --    4,891,536     4,891,536
 Dividends..................        --     --        --   (6,000,000)   (6,000,000)
                             --------- ------  --------  -----------   -----------
Balance at December 31, 2000 9,288,000  9,288   109,811    7,837,083     7,956,182
 Net income.................        --     --        --    8,680,200     8,680,200
 Dividends..................        --     --        --   (6,600,000)   (6,600,000)
                             --------- ------  --------  -----------   -----------
Balance at December 31, 2001 9,288,000 $9,288  $109,811  $ 9,917,283   $10,036,382
                             ========= ======  ========  ===========   ===========




See accompanying notes.

                      COMPUTER PROGRAMS AND SYSTEMS, INC.

                           STATEMENTS OF CASH FLOWS

                                                                    Year ended December 31
                                                            -------------------------------------
                                                               1999         2000         2001
                                                            -----------  -----------  -----------
Operating activities
Net income................................................. $ 8,936,699  $ 4,891,536  $ 8,680,200
Adjustments to reconcile net income to net cash provided by
  operating activities:
   Depreciation............................................     598,841      771,250      954,543
   Loss on disposal of equipment...........................       5,969           --           --
   Provision for bad debt..................................     249,329      203,896      225,236
   Changes in operating assets and liabilities:
     Accounts receivable...................................  (3,279,456)     852,602     (580,347)
     Inventories...........................................    (157,626)     (11,612)       3,839
     Prepaid expenses......................................     (33,184)     (87,438)      96,641
     Financing receivables.................................      24,290     (431,447)  (1,129,187)
     Accounts payable......................................     635,823      (39,942)    (207,049)
     Deferred revenue......................................    (486,909)     533,619      186,926
     Taxes payable.........................................     559,203      589,521      486,335
     Accrued vacation......................................     339,060      165,218       73,207
     Other liabilities.....................................     312,267      128,815      196,658
                                                            -----------  -----------  -----------
Net cash provided by operating activities..................   7,704,306    7,566,018    8,987,002

Investing activities
Purchases of property and equipment........................  (2,286,275)  (1,440,539)  (1,321,948)
Proceeds from sale of property and equipment...............          --       56,250           --
                                                            -----------  -----------  -----------
Net cash used in investing activities......................  (2,286,275)  (1,384,289)  (1,321,948)

Financing activities
Borrowing on note payable..................................     984,674           --           --
Repayments of note payable.................................     (27,066)    (128,152)     (79,559)
Dividends paid.............................................  (6,110,860)  (6,000,000)  (6,600,000)
                                                            -----------  -----------  -----------
Net cash used in financing activities......................  (5,153,252)  (6,128,152)  (6,679,559)
                                                            -----------  -----------  -----------
Increase in cash and cash equivalents......................     264,779       53,577      985,495
Cash and cash equivalents at beginning of year.............     714,792      979,571    1,033,148
                                                            -----------  -----------  -----------
Cash and cash equivalents at end of year................... $   979,571  $ 1,033,148  $ 2,018,643
                                                            ===========  ===========  ===========
Supplemental disclosures of cash flow information
Cash paid for interest..................................... $    31,959  $    69,313  $    75,742
                                                            ===========  ===========  ===========




See accompanying notes.

                      COMPUTER PROGRAMS AND SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 2001

1.  NATURE OF OPERATIONS

   Computer Programs and Systems, Inc. (CPSI or the Company) is a healthcare information technology solutions provider which was formed and commenced operations in 1979. The Company provides, on an integrated basis, enterprise-wide clinical management, access management, patient financial management, health information management, strategic decision support, resource planning management and enterprise application integration solutions to healthcare organizations throughout the United States. Additionally, CPSI provides other information technology solutions including outsourcing, remote hosting, networking technologies and other related services.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

   Cash and cash equivalents consists of highly liquid financial instruments, primarily cash and money market funds, purchased with an original maturity of three months or less.

Inventories

   Inventories are stated at cost using the average cost method. The Company's inventories are composed of computer equipment, forms and supplies.

Property and Equipment

   Property and equipment is recorded at cost, less accumulated depreciation. Additions and improvements to property and equipment that materially increase productive capacity or extend the life of an asset are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. Upon retirement or other disposition of such assets, the related costs and accumulated depreciation are removed from the respective accounts and any resulting gain or loss is included in the results of operations.

   Depreciation expense is computed using the straight-line method over the asset's useful life, generally 5 years. The Company reviews for the possible impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Deferred Revenue

   Deferred revenue represents amounts received from customers under licensing agreements and implementation fees for which the revenue earnings process has not been completed.

Revenue Recognition

   Systems and services revenues are derived from the sale of information systems (including software, conversion and installation services, hardware, peripherals, forms and office supplies) to new customers and from the sale of new or additional products to existing customers. The Company recognizes revenue from the sales of products and services as products are delivered to the customer and as services are provided. The Company does not record revenue upon execution of a sales contract. Each customer initially remits a non-refundable 10% deposit that is recorded as deferred revenue. The customer then pays 40% of the purchase price when the Company commences training on-site at the customer's facility. When the system becomes operational, the Company bills the remaining 50% of the system purchase price and recognizes revenue for the total amount of the purchase price. Revenues derived from installation of additional software applications are generally recognized upon installation. Revenues from the sale of hardware are recognized upon the shipment of the product to the customer.

                      COMPUTER PROGRAMS AND SYSTEMS, INC.

   The Company also derives revenues from the provision of system support services, including software application support, hardware maintenance, continuing education and related services. Support services are provided pursuant to a General Support Agreement under which the Company provides comprehensive system support and related services in exchange for a monthly fee based on the services provided. These contracts range in duration from 1 to 7 years, with an average duration of 5 years, and renew automatically unless terminated by the customer. Revenues from support services are recognized in the month when these services are performed.

   As part of system sales, the Company also provides products to some customers as an application service provider (ASP) for a monthly fee. In addition, the Company offers Internet services (ISP) to customers for a monthly fee. Revenues from ASP and ISP services are recognized in the month when these services are provided.

   Outsourcing services are sold pursuant to one year customer agreements, with automatic one year renewals. Revenues from outsourcing services are recognized when services are performed.

Software Development Costs

   According to Statement of Financial Accounting Standards No. 86 (SFAS No.
86), Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, all costs incurred to establish the technological feasibility of a computer software product to be sold, leased or otherwise marketed are research and development costs and are charged to expense when incurred. Costs incurred subsequent to establishing technological feasibility are capitalized. Capitalization of computer software costs ceases when the product is available for general release to customers. The Company has determined that costs to be capitalized based on SFAS No. 86 are not material.

Income Taxes

   The Company, with the consent of its stockholders, has elected to be treated as an S corporation under the Internal Revenue Code. In lieu of corporate federal and state income taxes, the stockholders of an S corporation are taxed individually on their share of the Company's taxable income. For the purpose of these financial statements, pro forma income taxes were provided as if the Company was a C corporation (to which it will convert concurrent with the initial public offering) for the entire period of these financial statements (see Note 3).

Advertising

   Advertising costs are expensed as incurred. Advertising expense was approximately $189,000, $460,000 and $377,000 for the years ended December 31, 1999, 2000 and 2001, respectively.

Earnings Per Share

   Basic earnings per share is based on the weighted effect of all shares of common stock issued and outstanding and is calculated by dividing net income by the weighted average shares outstanding during the period. For all of the years presented in these financial statements, there were no potentially dilutive shares of common stock and, therefore, basic earnings per share and diluted earnings per share are the same.

Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenue and expenses during the reporting periods. Actual results could differ from those estimates.

                      COMPUTER PROGRAMS AND SYSTEMS, INC.

Impact of Recently Issued Accounting Standards

   In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, to improve the transparency of the accounting and reporting for business combinations by requiring that all business combinations be accounted for under a single method, the purchase method. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001. The adoption of this standard is not expected to have any effect on the Company's financial position, results of operations or cash flows.

   In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. SFAS No. 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. SFAS No. 142 is effective starting with fiscal years beginning after December 15, 2001. The adoption of this standard is not expected to have any effect on the Company's financial position, results of operations or cash flows.

   In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The adoption of this standard is not expected to have any effect on the Company's financial position, results of operations or cash flows.

   In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The adoption of this standard is not expected to have any effect on the Company's financial position, results of operations or cash flows.

3.  PRO FORMA INFORMATION (UNAUDITED)

   The Company intends to file a registration statement on Form S-1 for an initial public offering (IPO) with the Securities and Exchange Commission (see
Note 12). Prior to completion of the IPO, the Company's S corporation status will terminate and it will become subject to federal and state income taxes applicable to a C corporation. Additionally, upon completion of the IPO, the Company will distribute the earned, but undistributed, accumulated S corporation earnings (the S Corporation Distribution) through the date the Company becomes a C corporation. Undistributed S corporation earnings through December 31, 2001 were approximately $12,200,000. The difference between the S Corporation Distribution and historical retained earnings consists primarily of temporary timing differences between book and tax income.

Pro forma unaudited balance sheet

   The pro forma unaudited consolidated balance sheet as of December 31, 2001 reflects the termination of the Company's S corporation status and recording of a liability to the stockholders in the amount of the S Corporation Distribution. Payment of the accrued liability will be satisfied through the use of a portion of the

                      COMPUTER PROGRAMS AND SYSTEMS, INC.

proceeds from the IPO. It also reflects the deferred income tax assets that would have been recorded as of that date. A reduction in stockholders' equity is reflected as a result of recording the accrued liability for the S Corporation Distribution.

Pro forma unaudited statements of income data

   The unaudited pro forma results of operations information includes a pro forma income tax provision for each of the three years ended December 31, 1999, 2000 and 2001, assuming effective tax rates of 37.2%, 37.3% and 37.2%, respectively, comparable to what would have been reported had the Company operated as a C corporation.

Pro forma unaudited consolidated net earnings per common share

   The Company has adopted the provisions of SFAS No. 128, Earnings Per Share, for purposes of presenting pro forma basic and diluted net income per common share. The following table reconciles the historical weighted average shares outstanding (9,288,000) to the pro forma weighted average shares outstanding for 2001:

Historical weighted average shares outstanding.................................................. 9,288,000
Number of shares required to pay the S Corporation Distribution (estimated to total $12,200,000,
  less 2001 net income of $5,448,699, at an estimated offering price of $17.00 per share).......   397,135
                                                                                                 ---------
Pro forma weighted average shares outstanding................................................... 9,685,135
                                                                                                 =========

Pro Forma Income Taxes

   For the periods presented in the accompanying financial statements, CPSI operated as an S corporation and, therefore, the individual stockholders were liable for federal and state income taxes and not the Company. Cash distributions were regularly made by CPSI in part to help fund the stockholders' tax liabilities. Accordingly, net income as presented in the accompanying financial statements does not include a provision for federal or state income taxes.

   Assuming completion of the proposed initial public offering (see Note 12), CPSI will revoke the S corporation status with the stockholders' consent and will become subject to corporate federal and state income taxes as a C corporation. For informational purposes, the pro forma balance sheet as of December 31, 2001 and the statements of operations include pro forma adjustments for income taxes that would have been recorded if CPSI had been a C corporation during the periods presented. Pro forma income taxes were calculated in accordance with SFAS No. 109, Accounting for Income Taxes.

   Deferred income taxes arise from temporary differences in the recognition of income and expense for tax purposes. Pro forma deferred income taxes were computed using the liability method and reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes as if the Company was a C corporation for all periods presented based on the statutory rates in effect for those periods. Components of the Company's pro forma deferred tax assets and liabilities are as follows:

                      COMPUTER PROGRAMS AND SYSTEMS, INC.

                                                             December 31
                                                    -----------------------------
                                                      1999      2000      2001
                                                    --------  -------- ----------
Deferred tax assets:
  Accounts receivable.............................. $127,877  $127,877 $  127,877
  Sales, income and use taxes accounts receivable..   28,890    54,043     74,229
  Sales, income and use taxes interest.............  112,953   169,281    213,986
  Accrued liabilities..............................  460,391   499,133    596,907
                                                    --------  -------- ----------
Total deferred tax assets..........................  730,111   850,334  1,012,999
Deferred tax liabilities:
  Revenue recognition..............................  (80,478)       --         --
                                                    --------  -------- ----------
Total deferred tax liabilities.....................  (80,478)       --         --
                                                    --------  -------- ----------
Net deferred tax asset............................. $649,633  $850,334 $1,012,999
                                                    ========  ======== ==========

   Deferred taxes have not been reflected in the accompanying financial statements because CPSI is not responsible for these income taxes until the revocation of the S corporation status. Upon such revocation, a net deferred income tax benefit will be reflected in the balance sheet with a corresponding credit to the deferred income tax provision. The amount of this net deferred benefit is approximately $1,013,000 at December 31, 2001.

   Significant components of the pro forma income taxes provision are as follows:

                                                December 31
                                    ----------------------------------
                                       1999        2000        2001
                                    ----------  ----------  ----------
         Current provision:
           Federal................. $3,150,760  $1,773,440  $2,969,385
           State...................    450,728     253,697     424,781
         Deferred provision:
           Federal.................   (248,530)   (179,575)   (145,542)
           State...................    (29,239)    (21,126)    (17,123)
                                    ----------  ----------  ----------
         Total income tax provision $3,323,719  $1,826,436  $3,231,501
                                    ==========  ==========  ==========

   The differences between pro forma income taxes at the U.S. federal statutory income tax rate of 34% and those reported in the statements of income are as follows:

                                                          December 31
                                                --------------------------------
                                                   1999       2000       2001
                                                ---------- ---------- ----------
Income tax at U.S. federal statutory rate...... $3,038,478 $1,663,122 $2,951,268
  State income tax, net of federal tax effect..    278,183    153,497    269,054
  Non-deductible expenses......................      7,058      9,817     11,179
                                                ---------- ---------- ----------
Effective tax rate............................. $3,323,719 $1,826,436 $3,231,501
                                                ========== ========== ==========

                      COMPUTER PROGRAMS AND SYSTEMS, INC.

Undistributed Earnings of Stockholders

   The Company intends to distribute to its current stockholders substantially all of its undistributed S corporation earnings for tax purposes through the date of revocation of S corporation status. As of December 31, 2001, the amount of these undistributed S corporation earnings was approximately $12,200,000. The actual amount of the final S corporation distributions will include the undistributed earnings of the Company through the date of revocation of S corporation status, which is anticipated to occur immediately prior to completion of the initial public offering (see Note 12). To the extent that undistributed earnings exceed the final S corporation distribution, the excess amount will be reflected as additional paid-in capital at the date of revocation of S corporation status.

4.  CONCENTRATION OF CREDIT RISK

   Financial instruments, which potentially subject the Company to a concentration of credit risk, consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with credit-worthy, high-quality financial institutions.

   The Company's customer base is concentrated in the healthcare industry. Customers are located throughout the United States. The Company requires no collateral or other security to support customer receivables. An allowance for doubtful accounts has been established for potential credit losses.

5.  FAIR VALUES OF FINANCIAL INSTRUMENTS

   Cash, cash equivalents, accounts receivable, accounts payable and accrued liabilities are reflected in the accompanying financial statements at cost, which approximates fair value because of the short-term maturity of these instruments. Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, at December 31, 2001 the fair values of the note payable and financing receivables approximate book value.

6.  FINANCING RECEIVABLES

   The Company leases its information and patient care systems to certain healthcare providers under sales-type leases expiring in various years through 2006. These receivables typically have terms from 2 to 5 years, bear interest at 10% and are usually collateralized by a security interest in the underlying assets. The components of these lease receivables were as follows as of December 31:

                                                   2000        2001
                                                 ---------  ----------
         Total minimum lease payments receivable $ 589,543  $1,649,416
         Less unearned income...................  (104,344)   (300,099)
                                                 ---------  ----------
         Lease receivables......................   485,199   1,349,317
         Less current portion...................  (105,459)   (350,520)
                                                 ---------  ----------
         Amounts due after one year............. $ 379,740  $  998,797
                                                 =========  ==========

                      COMPUTER PROGRAMS AND SYSTEMS, INC.

   Future minimum lease payments to be received as of December 31, 2001 are as follows:

            2002....................................... $  469,976
            2003.......................................    430,058
            2004.......................................    351,402
            2005.......................................    247,130
            2006.......................................    150,850
                                                        ----------
            Total minimum lease payments to be received  1,649,416
            Less unearned income.......................   (300,099)
                                                        ----------
            Net leases receivable...................... $1,349,317
                                                        ==========

   The Company has also sold information and patient care systems to certain healthcare providers under extended payment terms. These receivables, included in current portion of financing receivables, typically have terms from 3 to 12 months and are collateralized by a security interest in the underlying assets. Total amounts receivable under these arrangements at December 31, 2000 and 2001 were $153,834 and $418,903, respectively.

7.  NOTES PAYABLE

   In July 1999, the Company entered into a note agreement with a bank for $984,674. The note is payable in monthly installments of $11,805 including interest at 7.72% until the maturity date of July 29, 2009. The note is collateralized by certain real estate of the Company with a net book value of $936,026 at December 31, 2001.

8.  COMMON STOCK

   The Company's common stock at December 31, 2001 and 2000 consists of 4,644,000 shares of voting and 4,644,000 shares of non-voting common stock. In conjunction with the Company's reincorporation in Delaware (see Note 12), all of the Company's stock will become voting stock.

   In accordance with a stock restriction agreement dated September 1, 1998, the stockholders of the Company cannot sell their stock without first offering to sell the stock back to the Company, and secondly, offering to sell the stock to the other stockholders. This stock restriction agreement will be terminated at or prior to the completion of the offering.

Dividends

   Dividends totaling $6,110,860 ($0.66 per share), $6,000,000 ($0.65 per share) and $6,600,000 ($0.71 per share) were paid to the Company's stockholders in 1999, 2000 and 2001, respectively.

9.  BENEFIT PLANS

   In January 1994, the Company adopted the Computer Programs and Systems Inc. 401(k) Retirement Plan that covers all eligible employees of the Company who have completed one year of service. The plan allows eligible employees to contribute up to 15% of their pre-tax earnings up to the statutory limit prescribed by the Internal Revenue Service. The Company matches the first $1,000 contribution per participant plus a discretionary amount determined by the Company. The Company contributed approximately $370,000, $650,000 and $739,000 to the Plan for the years ended December 31, 1999, 2000 and 2001, respectively.

   The Company provides certain health and medical benefits to eligible employees, their spouses and dependents pursuant to a benefit plan funded by the Company. Each participating employee contributes to the Company's costs associated with such benefit plan. The Company's obligation to fund this benefit plan and pay for these benefits is limited through the Company's purchase of an insurance policy from a third-party insurer. The amount established as a reserve is intended to recognize the Company's estimated obligations with respect to its payment of claims, and claims incurred but not yet reported, under the benefit plan. Management believes that

                      COMPUTER PROGRAMS AND SYSTEMS, INC.

the recorded liability for medical self-insurance at December 31, 2001 is adequate to cover the losses and claims incurred, but these reserves are necessarily based on estimates and the amount ultimately paid may be more or less than such estimates.

10.  OPERATING LEASES

Related Party

   The Company leases certain real property, all of which is owned by entities that are owned by one or more stockholders of the Company. The lease agreements have terms of ten years and expire on or before April 2011. For the second five years of the leases, the rental may be adjusted with consent of the landlord and the Company. If mutual consent cannot be obtained, the rental for the second five years will remain the same as the first five years. For the years ended December 31, 1999, 2000 and 2001, total rent expense paid to the related party was approximately $806,000, $890,000 and $958,000, respectively.

Other

   The Company leases certain equipment under a noncancelable operating lease which expires in July 2002. For each of the years ended December 31, 1999, 2000 and 2001, rent expense totaled approximately $41,000.

   The future minimum lease payments, including related party and other, under operating leases subsequent to December 31, 2001 are as follows:

                    2002......................... $1,008,876
                    2003.........................    988,200
                    2004.........................    988,200
                    2005.........................    988,200
                    2006.........................    988,200
                    Thereafter...................  3,587,850
                                                  ----------
                                                  $8,549,526
                                                  ==========

11.  COMMITMENT

   The Company has entered into an agreement with a supplier obligating the Company to purchase certain forms and supplies. The forms and supplies were manufactured to the Company's specifications and must be purchased within one year of manufacture. The outstanding purchase commitment at December 31, 2001 was approximately $143,000.

   The Company is a guarantor of promissory notes of certain officers of the Company totaling $6,947,000 as of December 31, 2001. Shares of common stock of the Company are pledged by the officers as security for the promissory notes. The guaranty agreement contains covenants requiring the Company to maintain minimum equity balances, not to incur additional liabilities outside those customary in its normal operations and to satisfy financial ratios on an annual basis as defined in the agreement.

12.  SUBSEQUENT EVENTS (UNAUDITED)

   On January 16, 2002, the board of directors authorized the filing of a registration statement with the Securities and Exchange Commission to register 3,000,000 shares of its common stock in connection with a proposed Initial Public Offering (the offering).

   The board of directors has approved the 2002 Stock Option Plan under which the Company has authorized the issuance of equity based awards for up to 1,165,333 shares of common stock. This plan will become effective upon the consummation of the offering.

                      COMPUTER PROGRAMS AND SYSTEMS, INC.

   Effective immediately prior to the completion of the offering, the Company will reincorporate in Delaware. As a Delaware corporation, the Company will have 30,000,000 shares of authorized common stock and the par value per share will be $0.001.

   Effective immediately prior to the completion of the offering, each share of the Company's common stock automatically will convert into 430 shares of common stock in connection with the reincorporation of the Company in Delaware. All common share and per common share amounts for all periods presented in the accompanying financial statements have been restated to reflect the effect of this common stock conversion.

         , 2002

                               3,000,000 Shares


                                   [CPSI LOGO]


                      Computer Programs and Systems, Inc.

                                 Common Stock

                               -----------------
                                  PROSPECTUS
                               -----------------


                         Morgan Keegan & Company, Inc.

                                 Raymond James

Until           , 2002, all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

   The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.

                   SEC registration fee.............. $5,714
                   Nasdaq National Market listing fee
                   NASD filing fee...................
                   Printing and engraving expenses...
                   Legal fees and expenses...........
                   Accounting fees and expenses......
                   Transfer agent and registrar fees.
                   Miscellaneous.....................
                                                      ------
                   Total............................. $
                                                      ======

   We intend to pay all expenses of registration, issuance and distribution.

Item 14.  Indemnification of Directors and Officers.

   Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he acted in any of the capacities set forth in subsection (a) of Section 145, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

   Section 145 further provides that to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of
Section 145, or in the defense of any claim, issue or matter therein, he is entitled to indemnification against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Section 145 also states that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 are not exclusive of any other rights to which those seeking indemnification may be entitled, and the section empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

   As permitted by the DGCL, our Certificate of Incorporation and/or our Bylaws, which will become effective upon our reincorporation in Delaware, provide that (1) we are required to indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to certain very limited exceptions; (2) we are permitted to indemnify our other employees to the extent that we indemnify our officers and directors, unless otherwise required by law or agreements to which we are a party; (3) we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain very limited exceptions; and (4) the rights conferred in our Certificate of Incorporation and Bylaws are not exclusive.

   Prior to the closing of this offering, we intend to enter into indemnity agreements with each of our current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our Certificate of Incorporation and our Bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

   As permitted by the DGCL, our Certificate of Incorporation, which will become effective upon our reincorporation in Delaware, includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (3) under Section 174 of the DGCL regarding unlawful dividends, stock purchases and redemptions; or (4) for any transaction from which the director derived an improper personal benefit.

   With approval by the board of directors, we expect to obtain directors' and officers' liability insurance. Reference is made to the underwriting agreement contained in Exhibit 1.1 hereto, which contains provisions indemnifying our officers and directors against certain liabilities.

Item 15.  Recent Sales of Unregistered Securities.

   We have not issued or sold any securities within the past three years.

Item 16.  Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit
Number  Description of Document
------- -----------------------

  1.1*  Form of Underwriting Agreement
  2.1*  Form of Agreement and Plan of Merger to effect the reincorporation
  3.1   Certificate of Incorporation of the registrant
  3.2   Articles of Amendment to the Articles of Incorporation of the registrant
  3.3   Articles of Amendment to the Certificate of Incorporation of the registrant
  3.4   Certificate of Incorporation of the registrant, to be effective upon the reincorporation
  3.5   Bylaws of the registrant
  3.6*  Bylaws of the registrant, to be effective upon the reincorporation
  5.1*  Opinion of Maynard Cooper & Gale, P.C., counsel to the registrant

Exhibit
Number  Description of Document
------- -----------------------
 10.1*  Real Property Lease, dated         , 2002, between the registrant and CP Investments, Inc.
 10.2*  Real Property Lease dated         , 2002, between the registrant and DJK, LLC
 10.3*  2002 Stock Option Plan
 10.4*  Form of Non-Qualified Stock Option Agreement
 10.5*  Form of Directors' and Officers' Indemnification Agreement
 16.1   Predecessor auditor letter to the Securities and Exchange Commission
 23.1   Consent of Ernst & Young LLP, Independent Auditors
 23.2   Consent of Wilkins Miller, P.C., Independent Auditors
 23.3*  Consent of Maynard, Cooper & Gale, P.C. (to be included in Exhibit 5.1 to this registration statement)
 24.1   Powers of Attorney

* To be filed by amendment.

   (b) Financial Statement Schedules.

                Schedule II--Valuation and Qualifying Accounts

   All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

Item 17.  Undertakings.

   The undersigned registrant hereby undertakes to provide the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mobile, State of Alabama, on the 21st day of March, 2002.

                                          COMPUTER PROGRAMS AND SYSTEMS, INC.


                                          By:  /s/  DAVID A. DYE
                                             -----------------------------
                                             David A. Dye
                                             President and Chief Executive
                                              Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                       Title                  Date
          ---------                       -----                  ----

/s/  JOHN MORRISSEY           Chairman of the Board         March 21, 2002
-----------------------------   and Director
John Morrissey

/s/  DAVID A. DYE             President, Chief              March 21, 2002
-----------------------------   Executive Officer and
David A. Dye                    Director

/s/  J. BOYD DOUGLAS          Executive Vice President,     March 21, 2002
-----------------------------   Chief Operating Officer and
J. Boyd Douglas                 Director

/s/  M. STEPHEN WALKER        Vice President--Finance and   March 21, 2002
-----------------------------   Chief Financial Officer
M. Stephen Walker

/s/  DARRELL G. WEST          Controller (principal         March 21, 2002
-----------------------------   accounting officer)
Darrell G. West

/s/  DENNIS P. WILKINS        Director                      March 21, 2002
-----------------------------
Dennis P. Wilkins

/s/  M. KENNY MUSCAT          Director                      March 21, 2002
-----------------------------
M. Kenny Muscat

/s/  ERNEST F. LADD, III      Director                      March 21, 2002
-----------------------------
Ernest F. Ladd, III

/s/  W. AUSTIN MULHERIN, III  Director                      March 21, 2002
-----------------------------
W. Austin Mulherin, III

/s/  WILLIAM R. SEIFERT, II   Director                      March 21, 2002
-----------------------------
William R. Seifert, II

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Computer Programs and Systems, Inc.

   We have audited the financial statements of Computer Programs and Systems, Inc. as of December 31, 2001, and for the year then ended, and have issued our report thereon dated February 15, 2002, except for Note 12, as to which the
date is            2002 (included elsewhere in the registration statement). Our audit also included information for 2001 in the financial statement schedule listed in Item 16(b) of this registration statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit.

   In our opinion, the information for 2001 in the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

Birmingham, Alabama
February 15, 2002

   The foregoing report is in the form that will be signed upon completion of the restatement of capital accounts described in Note 12 to the financial statements.

                                          /s/ ERNST & YOUNG LLP

Birmingham, Alabama
March 21, 2002

             REPORT OF WILKINS MILLER, P.C., INDEPENDENT AUDITORS

The Board of Directors
Computer Programs and Systems, Inc.

   We have audited the financial statements of Computer Programs and Systems, Inc. as of December 31, 2000, and for each of the two years in the period ended December 31, 2000, and have issued our report thereon dated February 16, 2001,
except for Note 12, as to which the date is           , 2002 (included
elsewhere in the registration statement). Our audit also included information for 1999 and 2000 in the financial statement schedule listed in Item 16(b) of this registration statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

   In our opinion, the information for 1999 and 2000 included in the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          WILKINS MILLER, P.C.

Mobile, Alabama
February 16, 2001

   The foregoing report is in the form that will be signed upon completion of the restatement of capital accounts described in Note 12 to the financial statements.

                                          /s/ WILKINS MILLER, P.C.

Mobile, Alabama
March 21, 2002

                                  SCHEDULE II
                      COMPUTER PROGRAMS AND SYSTEMS, INC.
                VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                                                 (1)
                                                              Additions
                                                   Balance at charged to
                                                   beginning   cost and     (2)      Balance at
                 Description                       of period   expenses  Deductions end of period
                 -----------                       ---------- ---------- ---------- -------------
Allowance for doubtful accounts deducted from
  accounts receivable in the balance sheets.. 1999  $163,000   $250,000   $     --    $413,000
                                              2000   413,000    204,000    138,000     479,000
                                              2001   479,000    225,000    172,000     532,000

--------
(1) Adjustments to allowance for change in estimates.
(2) Uncollectible accounts written off, net of recoveries.

                                 EXHIBIT INDEX

Exhibit Number Description of Document
-------------- -----------------------

     1.1*      Form of Underwriting Agreement

     2.1*      Form of Agreement and Plan of Merger to effect the reincorporation

     3.1       Certificate of Incorporation of the registrant

     3.2       Articles of Amendment to the Articles of Incorporation of the registrant

     3.3       Articles of Amendment to the Certificate of Incorporation of the registrant

     3.4       Certificate of Incorporation of the registrant, to be effective upon the reincorporation

     3.5       Bylaws of the registrant

     3.6*      Bylaws of the registrant, to be effective upon the reincorporation

     5.1*      Opinion of Maynard Cooper & Gale, P.C., counsel to the registrant

    10.1*      Real Property Lease, dated         , 2002, between the registrant and CP Investments, Inc.

    10.2*      Real Property Lease dated         , 2002, between the registrant and DJK, LLC

    10.3*      2002 Stock Option Plan

    10.4*      Form of Non-Qualified Stock Option Agreement

    10.5*      Form of Directors' and Officers' Indemnification Agreement

    16.1       Predecessor auditor letter to the Securities and Exchange Commission

    23.1       Consent of Ernst & Young LLP, Independent Auditors

    23.2       Consent of Wilkins Miller, P.C., Independent Auditors

    23.3*      Consent of Maynard, Cooper & Gale, P.C. (to be included in Exhibit 5.1 to this registration statement)

    24.1       Powers of Attorney

--------
* To be filed by amendment.